                                                                    EXHIBIT 99.1








                            TYCO INTERNATIONAL LTD.
                             (FORMERLY ADT LIMITED)

                 SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Tyco International Ltd. (formerly named ADT Limited)

     Our report, dated March 26, 1997, on the consolidated financial statements and consolidated financial statement schedule of ADT Limited (since renamed Tyco International Ltd.) as at December 31, 1996 and 1995 and for each of the three years in the period ended December 31,1996 (not presented separately herein) has been incorporated by reference in this Form 8-K from page F-2 of the Annual Report on Form 10-K of ADT Limited for the fiscal year ended December 31, 1996.

     The consolidated financial statements and consolidated financial statement schedule of Tyco International Ltd. (prior to the merger) as of December 31, 1996 and June 30, 1995 and for the year ended December 31, 1996 and for each of the two years in the period ended June 30, 1995, were audited by other auditors, whose report dated July 10, 1997, expressed an unqualified opinion on those statements.

     The accompanying supplemental consolidated financial statements give retroactive effect to the merger of ADT Limited and Tyco International Ltd. on July 2, 1997, which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles in the United States proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in consolidated financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Tyco International Ltd. after consolidated financial statements covering the date of consummation of the business combination are issued.

     As described in Note 1 to the supplemental consolidated financial statements, prior to the merger ADT Limited had a calendar year end and Tyco International Ltd. had a June 30 fiscal year end. Upon consummation of the merger, ADT Limited (the surviving corporation) changed its name to Tyco International Ltd. As described in Note 1 to the supplemental consolidated financial statements, the accompanying supplemental consolidated balance sheet at December 31, 1995 and the related consolidation statements of operations, shareholders' equity and cash flow for each of the two years in the period ended December 31, 1995 reflect the combination of the calendar year historical consolidated financial position, results of operations and cash flows of ADT Limited and the June 30, fiscal year historical consolidated financial position, results of operations and cash flows of Tyco International Ltd. (prior to the merger).

     We have examined the combination of the historical financial statements and consolidated financial statement schedule of ADT Limited and Tyco International Ltd. (prior to the merger), after restatement for the pooling of interests as described in Note 1 to the supplemental consolidated financial statements. In our opinion, such consolidated financial statements and consolidated financial statement schedule have been properly combined on the basis described in Note 1 to the supplemental consolidation financial statements.

Coopers & Lybrand
Hamilton, Bermuda
July 10, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of Tyco International Ltd.:

     We have audited the consolidated balance sheets of Tyco International Ltd. as of December 31, 1996 and June 30, 1995 and the related consolidated statements of income, shareholders' equity and cash flows and the related consolidated financial statement schedule for the years ended December 31, 1996, June 30, 1995 and June 30, 1994 (not presented separately herein). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tyco International Ltd. as of December 31, 1996 and June 30, 1995, and the consolidated results of its operations and its cash flows for the years ended December 31, 1996, June 30, 1995 and June 30, 1994, in conformity with generally accepted accounting principles. In addition, in our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                            COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
July 10, 1997

                            TYCO INTERNATIONAL LTD.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                          1996           1995
                                                                        --------       --------
Current assets:
  Cash and cash equivalents...........................................  $  299.4       $  416.9
  Receivables, less allowance for doubtful accounts of $55.2 in 1996
     and $46.6 in 1995................................................   1,125.5          724.4
  Contracts in process................................................     131.6          104.5
  Inventories.........................................................     804.4          630.2
  Deferred income taxes...............................................     144.9          108.1
  Prepaid expenses and other current assets...........................     211.1           87.6
                                                                        --------       --------
          Total current assets........................................   2,716.9        2,071.7
Property, plant and equipment, net....................................   2,437.8        2,229.8
Goodwill and other intangible assets, net.............................   2,295.3        2,058.1
Reorganization value in excess of identifiable assets.................      99.4          108.8
Investment in and loans to associates.................................        --           88.8
Long-term investments.................................................     100.6            2.0
Deferred income taxes.................................................      67.2          101.7
Other assets..........................................................     211.3          140.3
                                                                        --------       --------
          Total assets................................................  $7,928.5       $6,801.2
                                                                        ========       ========

Current liabilities:
  Loans payable and current maturities of long-term debt..............  $  572.0       $  129.3
  Accounts payable....................................................     681.5          512.7
  Accrued expenses and other current liabilities......................     933.4          655.3
  Contracts in process -- billings in excess of costs.................     153.3           75.5
  Deferred revenue....................................................     146.1          137.4
  Income taxes........................................................     116.7           84.4
  Deferred income taxes...............................................      12.9           11.6
                                                                        --------       --------
          Total current liabilities...................................   2,615.9        1,606.2
Long-term debt........................................................   1,803.8        1,681.2
Other long-term liabilities...........................................     400.5          281.3
Deferred income taxes.................................................     120.5          152.0
Minority interest.....................................................        --           15.6
                                                                        --------       --------
          Total liabilities...........................................   4,940.7        3,736.3
                                                                        --------       --------
Commitments and contingencies
Convertible redeemable preference shares..............................        --            4.9
Shareholders' equity:
  Common shares, $.20 par value, 750,000,000 shares authorized;
     223,177,085 shares outstanding in 1996 and 218,047,743 shares outstanding in 1995, net of reacquired shares of 14,586,650 in
     1996 and 17,453,451 in 1995 (at cost)............................      44.6           43.6
  Capital in excess:
     Share premium....................................................     882.5          858.0
     Contributed surplus net of deferred compensation of $27.9 in 1996
      and $21.6 in 1995...............................................   2,278.4        2,112.6
  Currency translation adjustment.....................................     (46.1)         (36.1)
  Retained (deficit) earnings.........................................    (171.6)          81.9
                                                                        --------       --------
          Total shareholders' equity..................................   2,987.8        3,060.0
                                                                        --------       --------
          Total liabilities and shareholders' equity..................  $7,928.5       $6,801.2
                                                                        ========       ========

          See notes to supplemental consolidated financial statements.

                            TYCO INTERNATIONAL LTD.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                              1996          1995          1994
                                                            ---------     ---------     ---------
Net sales.................................................  $ 7,425.8     $ 6,318.5     $ 5,705.8
Cost of sales.............................................   (5,052.3)     (4,303.7)     (3,916.6)
Selling, general and administrative expenses..............   (1,485.6)     (1,294.3)     (1,188.1)
Merger and transaction related costs......................       (8.8)        (37.2)           --
Restructuring and other nonrecurring charges..............     (237.3)        (34.2)         (4.5)
Charge for the impairment of long-lived assets............     (744.7)           --            --
                                                            ---------     ---------     ---------
Operating (loss) income...................................     (102.9)        649.1         596.6
Interest income...........................................       30.5          17.8          15.7
Interest expense..........................................     (185.3)       (181.3)       (162.2)
Gain (loss) on disposal of businesses.....................        1.7         (36.6)         (0.3)
Other income less expenses................................      128.8          (5.0)         (4.1)
                                                            ---------     ---------     ---------
(Loss) income from continuing operations before income
  taxes...................................................     (127.2)        444.0         445.7
Income taxes..............................................     (211.4)       (196.4)       (173.9)
                                                            ---------     ---------     ---------
(Loss) income from continuing operations..................     (338.6)        247.6         271.8
Loss from discontinued operations.........................         --            --          (3.3)
                                                            ---------     ---------     ---------
(Loss) income before extraordinary items..................     (338.6)        247.6         268.5
Extraordinary items, net of taxes.........................       (8.4)        (12.4)           --
                                                            ---------     ---------     ---------
Net (loss) income.........................................     (347.0)        235.2         268.5
Dividends on preference shares............................       (0.3)         (0.3)        (13.3)
                                                            ---------     ---------     ---------
Net (loss) income available to common shareholders........  $  (347.3)    $   234.9     $   255.2
                                                            =========     =========     =========
Primary and fully diluted (loss) earnings per common
  share:
  (Loss) income from continuing operations................  $   (1.53)    $    1.14     $    1.21
  Loss from discontinued operations.......................         --            --         (0.01)
  Extraordinary items.....................................      (0.04)        (0.06)           --
                                                            ---------     ---------     ---------
Net (loss) income per common share........................  $   (1.57)    $    1.08     $    1.20
                                                            =========     =========     =========
Weighted average common and common equivalent shares
  outstanding.............................................      220.5         217.6         213.1
                                                            =========     =========     =========

          See notes to supplemental consolidated financial statements.

                            TYCO INTERNATIONAL LTD.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996
                                 (IN MILLIONS)

                                                COMMON
                                                SHARES,                              CURRENCY     RETAINED
                                                 $.20        SHARE    CONTRIBUTED   TRANSLATION   (DEFICIT)
                                               PAR VALUE    PREMIUM     SURPLUS     ADJUSTMENTS   EARNINGS
                                              -----------   -------   -----------   -----------   ---------
January 1, 1994 as previously reported......     $12.1      $710.8      $1,340.7      $ (45.4)    $(1,060.9)
Pooling of interests with the Former Tyco
  (as defined in Note 1)....................      28.4                     565.5        (89.4)        634.2
Pooling of interests with ASH (as defined in
  Note 2)...................................       0.7       133.1         126.5        (29.9)         77.1
                                                 -----      ------      --------      -------     ---------
Balance at January 1, 1994, as restated.....      41.2       843.9       2,032.7       (164.7)       (349.6)
  Exchange of non-voting exchangeable
     shares.................................       0.1                      14.9
  Reversal of redemption premium on
     convertible preference shares..........                                 1.8
  Net income................................                                                          268.5
  Dividends.................................                                                          (36.1)
  Management equity compensation............                                 1.3
  Restricted stock grants, cancellations,
     tax benefits and other.................                                 2.5
  Warrants and options exercised............       0.1         7.2           2.3
  Purchase of warrant.......................                                (0.6)
  Amortization of deferred compensation.....                                 3.7
  Currency translation adjustments..........                                             74.4
                                                 -----      ------      --------      -------     ---------
Balance at December 31, 1994................      41.4       851.1       2,058.6        (90.3)       (117.2)
  Conversion of convertible preference
     shares.................................                                 0.3
  Net income................................                                                          235.2
  Dividends.................................                                                          (30.0)
  Restricted stock grants, cancellations,
     tax benefits and other.................       0.7                      16.9
  Warrants and options exercised............       1.7         6.9          47.7
  Purchase of treasury stock................      (0.2)                    (19.2)
  Amortization of deferred compensation.....                                 8.3
  Minimum pension liability adjustment......                                                           (6.1)
  Currency translation adjustments..........                                             30.9
  Currency translation adjustments
     transferred on disposal of businesses
     and associates.........................                                             23.3
                                                 -----      ------      --------      -------     ---------
Balance at December 31, 1995................      43.6       858.0       2,112.6        (36.1)         81.9
  Effect of the Former Tyco's excluded
     activity (as described in Note 1)......                                 2.9        (19.6)        121.2
  Exchange of Liquid Yield Option Notes.....                                 0.3
  Net loss..................................                                                         (347.0)
  Dividends.................................                                                          (31.3)
  Restricted stock grants, cancellations,
     tax benefits and other.................       0.1                      24.8
  Warrants and options exercised............       0.2        24.5           4.0
  Purchase of treasury stock................                                (4.4)
  Amortization of deferred compensation.....                                14.6
  Minimum pension liability adjustment......                                                            3.6
  Issuance of stock for acquisition.........       0.7                     129.7
  Other treasury stock transactions.........                                (5.8)
  Currency translation and other
     adjustments............................                                (0.3)         9.6
                                                 -----      ------      --------      -------     ---------
Balance at December 31, 1996................     $44.6      $882.5      $2,278.4      $ (46.1)    $  (171.6)
                                                 =====      ======      ========      =======     =========

          See notes to supplemental consolidated financial statements.

                            TYCO INTERNATIONAL LTD.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN MILLIONS)

                                                                                       1996         1995        1994
                                                                                     ---------     -------     -------
Cash flows from operating activities:
  Net (loss) income................................................................  $  (347.0)    $ 235.2     $ 268.5
  Adjustments to reconcile net (loss) income to net cash provided by operating activities:
    Charge for the impairment of long-lived assets.................................      744.7          --          --
    Depreciation...................................................................      314.7       297.1       272.0
    Goodwill and other intangibles amortization....................................       82.1        84.0        85.9
    Debt and refinancing cost amortization.........................................       25.5        15.8         6.3
    Restructuring and other non-recurring charges..................................      217.4        32.7         4.5
    Interest on ITS vendor note....................................................       (8.9)         --          --
    Deferred income taxes..........................................................       30.8        39.4        56.4
    Extraordinary items............................................................        8.4        12.4          --
    (Gain) loss on disposal of businesses..........................................       (1.7)       36.6         0.3
    (Gain) loss on disposal of investment in associates............................       (1.2)        5.1        (4.2)
    Gain arising from the ownership of investments.................................      (53.2)       (0.1)      (17.3)
    Write off in value of associates...............................................         --          --        30.7
    Settlement gain................................................................      (69.7)         --          --
    Gain on currency transactions..................................................       (9.7)       (0.9)       (2.1)
    Loss on disposal of discontinued operations....................................         --          --         3.7
    Provisions for losses on accounts receivable and inventory.....................       36.2        21.4        18.8
    Changes in assets and liabilities:
      Receivables..................................................................      (98.2)      (90.1)      (59.5)
      Proceeds from accounts receivable sale.......................................         --        75.0       150.0
      Contracts in process.........................................................       17.8        (9.4)       12.5
      Inventories..................................................................      (60.0)      (50.8)      (15.7)
      Accounts payable, accruals and other liabilities.............................     (121.5)       35.6        (6.0)
      Income taxes payable.........................................................      (10.9)       (8.8)       17.8
      Deferred revenue.............................................................        4.3         2.7         8.0
      Other, net...................................................................       36.3        15.1        33.9
                                                                                     ---------     -------     -------
        Net cash provided by operating activities..................................      736.2       748.0       864.5
                                                                                     ---------     -------     -------
Cash flows from investing activities:
  Purchase of property, plant and equipment........................................     (505.1)     (444.8)     (372.4)
  Acquisition of businesses........................................................     (788.0)     (198.6)      (87.5)
  Purchase of customer contracts...................................................      (34.6)       (0.5)       (2.3)
  Purchase of other investments....................................................       (6.8)       (0.4)       (6.1)
  Disposal of businesses...........................................................        3.0       254.8        28.1
  Disposal of discontinued operations..............................................         --          --         4.6
  Disposal of investment in and loans to associates................................       15.4         7.8        40.2
  Disposal of other investments....................................................       54.1         0.2        72.5
                                                                                     ---------     -------     -------
        Net cash utilized by investing activities..................................   (1,262.0)     (381.5)     (322.9)
                                                                                     ---------     -------     -------
Cash flows from financing activities:
  Net receipts (repayments) of short-term debt.....................................      246.9      (411.5)     (435.9)
  Repayments of long-term debt.....................................................     (265.4)     (256.5)       (1.3)
  Proceeds from long-term debt.....................................................      385.3       458.9       345.2
  Debt refinancing costs...........................................................         --       (12.0)       (1.3)
  Purchase of senior subordinated notes............................................      (24.0)      (33.7)         --
  Proceeds from issue of common shares.............................................       31.6        56.3         9.6
  Redemption of convertible redeemable preference shares...........................       (4.9)         --      (420.2)
  Dividends paid...................................................................      (31.0)      (29.1)      (39.9)
  Purchase of treasury stock and warrant...........................................       (9.7)      (19.4)       (0.6)
  Other............................................................................         --        (0.3)      (11.7)
                                                                                     ---------     -------     -------
        Net cash provided (utilized) by financing activities.......................      328.8      (247.3)     (556.1)
                                                                                     ---------     -------     -------
Net (decrease) increase in cash and cash equivalents...............................     (197.0)      119.2       (14.5)
Cash and cash equivalents at beginning of year.....................................      416.9       297.7       312.2
Effect of the Former Tyco's excluded results (as described in Note 1)..............       79.5          --          --
                                                                                     ---------     -------     -------
Cash and cash equivalents at end of year...........................................  $   299.4     $ 416.9     $ 297.7
                                                                                     =========     =======     =======
Supplementary cash flow disclosure:
  Interest paid....................................................................  $   158.5     $ 168.1     $ 155.1
                                                                                     =========     =======     =======
  Income taxes paid (net of refunds)...............................................  $   128.9     $ 112.0     $  84.1
                                                                                     =========     =======     =======

          See notes to supplemental consolidated financial statements.

                            TYCO INTERNATIONAL LTD.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The supplemental consolidated financial statements have been prepared in United States dollars in accordance with generally accepted accounting principles in the United States. As described more fully in Note 2, on July 2, 1997 a wholly-owned subsidiary of what was formerly called ADT Limited ("ADT") merged with Tyco International Ltd. (the "Former Tyco"); the transaction is referred to herein as the "merger". Upon consummation of the merger, ADT (the surviving corporation) changed its name to Tyco International Ltd. (the "Company" or "Tyco"). These supplemental consolidated financial statements include the consolidated accounts of Tyco, a company incorporated in Bermuda, and its subsidiaries. They have been prepared following the pooling of interests method of accounting for the merger and therefore reflect the combined financial position, operating results and cash flows of ADT and the Former Tyco as if they had been combined for all periods presented. Prior to the merger, ADT had a calendar year end and the Former Tyco had a June 30 fiscal year end. The supplemental consolidated balance sheet as of December 31, 1996 and the supplemental consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996 reflect the combination of the calendar year end consolidated financial position, results of operations and cash flows for both ADT and the Former Tyco. The supplemental consolidated balance sheet as of December 31, 1995 and the consolidated supplemental statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1995 reflect the combination of the calendar year end financial position, results of operations and cash flows of ADT and the June 30, 1995 fiscal year end financial position and the June 30, 1995 and 1994 fiscal year end results of operations and cash flows of the Former Tyco. The results of operations and cash flows for the Former Tyco from July 1, 1995 to December 31, 1995 which have been excluded from these supplemental consolidated financial statements are reflected as adjustments in the 1996 supplemental consolidated statements of shareholders' equity and cash flows. Upon publication of the Company's consolidated financial statements for a period which includes July 2, 1997, these supplemental consolidated financial statements will become the historical consolidated financial statements of the Company.

  Principles of Consolidation

     Tyco is a holding company with no independent business operations or assets other than its investment in its subsidiaries, intercompany balances and holdings of cash and cash equivalents. The Company's businesses are conducted through its subsidiaries. The Company consolidates companies in which it owns or controls more than fifty percent of the voting shares unless control is likely to be temporary. The results of subsidiary companies acquired or disposed of during the financial year are included in the supplemental consolidated financial statements from the effective date of acquisition or up to the date of disposal except in the case of pooling of interests (see Note 2). All significant intercompany balances and transactions have been eliminated in consolidation.

  Cash Equivalents

     All highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents.

  Inventories

     Inventories are recorded at the lower of cost (first in, first out) or market value.

                            TYCO INTERNATIONAL LTD.

  Property, Plant and Equipment

     Property, plant and equipment are principally recorded at cost less accumulated depreciation. Maintenance and repair expenditures are charged to expense when incurred. The straight-line method of depreciation is used over the estimated useful lives of the related assets as follows:

Buildings and related improvements......  2 to 50 years

Leasehold improvements..................  remaining term of the lease

Subscriber systems......................  shorter of actual contract duration or
                                          10 to 14 years

Other plant, machinery, equipment and
  furniture and fixtures................  2 to 20 years

     Gains and losses arising on the disposal of property, plant and equipment are included in the supplemental consolidated statements of operations.

  Associates

     For investments in which the Company owns or controls more than twenty percent of the voting shares, or over which it exerts significant influence over operating and financial policies, the equity method of accounting is used. The investment in associates is shown as the Company's proportion of the underlying net assets of these companies plus any goodwill attributable to the acquisitions less any write off required for a permanent diminution in value. The supplemental consolidated statements of operations include the Company's share of net income of associates less applicable goodwill amortization.

  Goodwill and Other Intangible Assets

     Goodwill is being amortized on a straight-line basis over periods ranging from 10 to 40 years. Goodwill arising on the acquisition of associates is included in investment in associates. Accumulated amortization amounted to $234.8 million at December 31, 1996 and $345.3 million at December 31, 1995. Impairment of goodwill, if any, is measured periodically on the basis of whether anticipated undiscounted operating cash flows generated by the acquired businesses will recover the recorded net goodwill balances over the remaining amortization period.

     Other intangible assets include patents, trademarks, customer contracts and other items which are being amortized on a straight-line basis over lives ranging from 2 to 30 years. At December 31, 1996 and 1995, accumulated amortization amounted to $31.5 million and $47.3 million, respectively.

  Reorganization Value in Excess of Identifiable Assets

     As described more fully in Note 2, on October 19, 1994 a wholly-owned subsidiary of the Former Tyco merged with Kendall International, Inc. ("Kendall"). The merger was accounted for under the pooling of interests method of accounting and these supplemental consolidated financial statements reflect the combined financial position, operating results and cash flows of the Former Tyco and Kendall as if they had been combined for all periods presented. The reorganization value of Kendall was determined based on the purchase price paid for new Kendall common stock issued as part of Kendall's restructuring, effective June 30, 1992. Based on the allocation of reorganization value in conformity with procedures specified by Statement of Position 90-7, the portion of reorganization value which could not be attributed to specific tangible or identifiable intangible assets has been reported as reorganization value in excess of identifiable assets. Reorganization value is being amortized using the straight-line method over 20 years. Accumulated amortization amounted to $32.8 million and $23.4 million at December 31, 1996 and 1995, respectively.

                            TYCO INTERNATIONAL LTD.

  Revenue Recognition

     Revenue from the sale of services or products is recognized as services are rendered or deliveries are made. Service charges, which consist of subscriber billings for services not yet rendered, are deferred and taken into income as earned and the deferred element is included in liabilities. Revenue from the installation of electronic security systems is recognized when installations are completed.

     Contract sales for installation of fire protection systems and other construction related projects are recorded on the percentage-of-completion method. Profits recognized on contracts in process are based upon estimated contract revenue and related cost at completion. Revisions in cost estimates as contracts progress have the effect of increasing or decreasing profits in the current period. Provisions for anticipated losses are made in the period in which they first become determinable. Sales of underwater cable systems are also recorded on the percentage-of-completion method.

     Accounts receivable include amounts billed under retainage provisions for fire protection contracts. Retention balances of $39.9 million at December 31, 1996 which become due upon contract completion and acceptance are expected to be substantially collected during 1997.

  Share Premium and Contributed Surplus

     In accordance with the Bermuda Companies Act 1981, when the Company issues shares for cash at a premium to their par value, the resulting premium is credited to a share premium account, a non-distributable reserve. When the Company issues shares in exchange for shares of another company, the excess of the fair value of the shares acquired over the par value of the shares issued by the Company is credited, where applicable, to contributed surplus which is, subject to certain conditions, a distributable reserve.

  Income Taxes

     Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the consolidated financial statements and tax bases of assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is required to offset any net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  Research and Development

     Research and development expenditures are expensed when incurred.

  Translation of Foreign Currency

     Assets and liabilities of the Company's subsidiaries operating outside of the United States which account in a functional currency other than U.S. dollars, other than those operating in highly inflationary environments, are translated into U.S. dollars using year-end exchange rates. Revenues and expenses are translated at the average exchange rates effective during the year. Foreign currency translation gains and losses are included as a separate component of shareholders' equity. For subsidiaries operating in highly inflationary environments, inventories and property, plant and equipment, including related expenses, are translated at the rate of exchange in effect on the date the assets were acquired, while other assets and liabilities are translated at year-end exchange rates. Translation adjustments for these operations are included in net income.

     Gains and losses resulting from foreign currency transactions, the amounts of which are not material, are included in net income.

                            TYCO INTERNATIONAL LTD.

  Interest Rate Swaps, Currency Options and Other Contracts

     The Company enters into a variety of interest rate swaps, currency options, and cross-currency swaps in its management of interest costs and foreign currency exposures.

     Interest rate swaps which hedge interest rates on certain indebtedness, involve the exchange of fixed and floating rate interest payment obligations over the life of the related agreement without the exchange of the notional payment obligation. The differential to be paid or received is accrued as interest rates change and is recognized over the life of the agreement as an adjustment to interest expense.

     Currency options, acquired for the purpose of hedging foreign operating income generally for periods not exceeding twelve months, are marked to market with any realized and unrealized gains or losses reflected in selling, general and administrative expenses. Under the Company's cross-currency swap, which hedges certain net foreign investments, changes in valuation are recorded in the currency translation adjustment account. The interest differentials from this swap are recorded in interest expense.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make extensive use of certain estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported periods. Significant estimates in these supplemental consolidated financial statements include allowances for doubtful accounts receivable, estimates of future cash flows associated with assets, asset impairments, useful lives for depreciation and amortization, loss contingencies, net realizable value of inventories, estimated contract revenues and related costs, environmental liabilities, income taxes and tax valuation reserves, and the determination of discount and other rate assumptions for pension and post-retirement employee benefit expenses. Actual results could differ from those estimates.

  Income Per Share

     Net income per share is calculated on the basis of net income available to common shareholders divided by the weighted average number of shares outstanding, which includes common equivalents shares to reflect stock options and warrants using the treasury stock method except where their effect would be anti-dilutive.

  Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", which is effective for fiscal years ending after December 15, 1997, including interim periods. Earlier adoption is not permitted. However, an entity is permitted to disclose pro forma earnings per share amounts computed under SFAS 128 in the notes to the financial statements in periods prior to adoption. The statement requires restatement of all prior period earnings per share data presented after the effective date. SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share and is substantially similar to the standard recently issued by the International Accounting Standards Committee entitled International Accounting Standards, "Earnings Per Share". The Company has not yet determined its impact.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with current year presentation.

                            TYCO INTERNATIONAL LTD.

2.  MERGERS:

  ADT's Merger with the Former Tyco

     On July 2, 1997 a wholly owned subsidiary of ADT merged with the Former Tyco. Shareholders of ADT, through a reverse stock split, received .48133 shares of the Company's common stock for each share of ADT common stock outstanding, and the Former Tyco shareholders received one share of the Company's common stock for each share of the Former Tyco common stock outstanding (approximately
168.4 million shares issued to Former Tyco shareholders). The transaction qualifies for pooling of interests accounting treatment, which is intended to present as a single interest, common shareholder interests which were previously independent. The historical consolidated financial statements for periods prior to the consummation of the combination are restated as though the companies had been combined during such periods (see Note 1). In addition, all historical common share and per share data of the Company have been retroactively restated to reflect the reverse stock split described above.

     All fees and expenses related to the merger and to the integration of the combined companies will be expensed as required under the pooling of interests accounting method. These expenses have not been reflected in the supplemental consolidated statement of operations, but will be reflected in the consolidated statement of operations of the Company for the quarter ended September 30, 1997. Such fees and expenses are currently estimated to be approximately $694.0 million (unaudited). This includes transaction costs of approximately $94.0 million relating to legal, printing, accounting, financial advisory services, severance costs payable at the effective time of the merger and other direct expenses. It also includes a restructuring charge of approximately $600.0 million to reflect the combination of the two companies, including amounts with respect to the elimination of excess facilities, the write-off of certain goodwill and fixed assets, severance costs and the satisfaction of certain liabilities.

     Combined and separate results of ADT and the Former Tyco for the periods preceding the merger were as follows:

                                                                         FORMER
                                                             ADT          TYCO       COMBINED
                                                           --------     --------     --------
    Year ended December 31, 1996
      Net sales..........................................  $1,704.0     $5,721.8     $7,425.8
      Extraordinary items................................      (8.4)       --            (8.4)
      Net (loss) income..................................    (695.1)       348.1       (347.0)
    Year ended December 31, 1995(i)
      Net sales..........................................   1,783.8      4,534.7      6,318.5
      Extraordinary items................................      (9.8)        (2.6)       (12.4)
      Net income.........................................      21.2        214.0        235.2
    Year ended December 31, 1994(i)
      Net sales..........................................   1,629.4      4,076.4      5,705.8
      Net income.........................................      79.3        189.2        268.5

---------------
(i) Prior to the merger ADT had a calendar year end and the Former Tyco had a June 30 fiscal year end. The historical results have been combined using a calendar year end for both ADT and the Former Tyco for the year ended December 31, 1996. For 1995 and 1994 the results reflect the combination of ADT with a calendar year end and the Former Tyco with a June 30 fiscal year end. Net sales and net income for the Former Tyco for the period July 1, 1995 through December 31, 1995 (which results are not included in the historical combined results) were $2,460.1 million and $136.4 million, respectively.

                            TYCO INTERNATIONAL LTD.

  ADT's Merger with Automated Security (Holdings) PLC ("ASH")

     In September 1996, ADT merged with and acquired the whole of the issued capital of ASH, a United Kingdom quoted company (the "ASH merger"). ASH is engaged in the provision of electronic security services in North America and Europe. Under the terms of the transaction, ASH shareholders received 3 ADT common shares for every 92 ASH ordinary shares, 2 ADT common shares for every 31 ASH 5 percent convertible cumulative redeemable preference shares and 2 ADT common shares for every 31 ASH 6 percent convertible cumulative redeemable preference shares. The total consideration in respect of the whole of the issued capital of ASH consisted of the issue of 7,034,940 ADT common shares (3,386,128 shares as adjusted for the reverse stock split discussed above). The ASH merger was accounted for as a pooling of interests.

     The consolidated financial statements of ASH have previously been presented in pounds sterling, ASH's functional currency. For the purposes of these supplemental consolidated financial statements, ASH's consolidated financial statements have been translated into United States dollars at the appropriate exchange rates. In addition, ASH's fiscal year end was November 30. It is these November fiscal years which have been used to give effect to the pooling of interests with ADT. Certain figures of ASH for all periods presented have been reclassified to conform to the ADT presentation.

     Combined and separate results of ADT and ASH for the periods preceding the ADT and ASH merger were as follows:

                                                     ADT          ASH       ADJUSTMENTS     COMBINED
                                                   --------     -------     -----------     --------
Six months ended June 30, 1996 (unaudited)
  Net sales......................................  $  715.6     $ 118.1        $  --        $  833.7
  Extraordinary items............................      (1.2)         --           --            (1.2)
  Net loss.......................................    (347.7)     (328.9)         0.5(i)       (676.1)
Year ended December 31, 1995
  Net sales......................................   1,525.4       258.4           --         1,783.8
  Extraordinary items............................      (9.8)         --           --            (9.8)
  Net income (loss)..............................      41.5       (18.7)        (1.6)(ii)       21.2
Year ended December 31, 1994
  Net sales......................................   1,375.9       253.5           --         1,629.4
  Net income (loss)..............................     111.0       (31.7)          --            79.3

---------------
 (i) Income tax adjustment arising on preference share dividends accrued by the ASH group but not payable following merger.

(ii) Income tax adjustment of $0.6 million credit referred to in (i) above, and a $2.2 million charge relating to cumulative currency translation adjustments on the disposal of businesses and associates by the ASH group whose consolidated financial statements were prepared in pounds sterling -- its functional currency.

     All fees and expenses related to the ASH merger have been expensed as required under the pooling of interests accounting method. Such fees and expenses amounted to $8.8 million in 1996.

  The Former Tyco's Merger with Kendall International, Inc.

     On October 19, 1994, a wholly-owned subsidiary of the Former Tyco merged with Kendall International, Inc. ("Kendall"). Shareholders of Kendall received
1.29485 shares of the Former Tyco common stock for each share of Kendall common stock. The transaction was accounted for as a pooling of interests. Accordingly, the historical financial statements of the Former Tyco and Kendall for periods prior to the consummation of the combination were restated as though the companies had been combined during such periods. Revenues

                            TYCO INTERNATIONAL LTD.

and net income for the quarter ended September 30, 1994 (the most recent interim period prior to the pooling) were $827.6 million and $32.6 million, respectively, for the Former Tyco and $226.6 million and $20.7 million, respectively, for Kendall.

     All fees and expenses related to the Kendall merger and to the integration of the combined companies have been expensed as required under the pooling of interests accounting method. Such fees and expenses amounted to $37.2 million in 1995.

3.  ACQUISITIONS AND DIVESTITURES:

     During 1996, the Company acquired companies in each of its business segments for an aggregate of $1.1 billion, including $788.0 million in cash, 3.5 million shares of the Company's common stock valued at $130.4 million and the assumption of approximately $155.0 million in debt. The cash acquisitions were made utilizing cash on hand as well as borrowings under the Company's uncommitted lines of credit. Each of the acquisitions was accounted for as a purchase and the results of operations of the acquired companies were included in the consolidated results of the Company from their respective acquisition dates. As a result of the acquisitions, approximately $859.2 million in goodwill was recorded by the Company, which reflects the adjustments necessary to allocate the individual purchase prices to the fair value of assets acquired, liabilities assumed and additional purchase liabilities recorded. Additional purchase liabilities recorded include approximately $27.0 million for transaction and other direct costs, $44.0 million for severance and related costs and $23.5 million for costs associated with the shut down and consolidation of certain acquired facilities. At December 31, 1996 liabilities for approximately $19.0 million in transaction and other costs, $24.9 million in severance costs and $15.5 million for facility related costs remained on the balance sheet. The Company expects to complete its termination of employees and consolidation of facilities in 1997.

     On December 29, 1995, the Company sold certain assets, including trademarks and patents, of the Curad(R) and Futuro(R) consumer healthcare products business owned by its Kendall subsidiary. Under the agreements, Kendall will continue to manufacture certain Curad(R) and Futuro(R) products for the buyer under long-term supply agreements. The Company received net cash proceeds of $49.8 million on the sale of the brand names and certain domestic assets. The Company will continue to receive other payments, including payments under royalty and noncompete agreements, through 2000. The Company has also granted to the buyer options to acquire certain additional trademarks, patents and other international assets. The gain on the sale was not material to the Company's results of operations.

     During 1995, the Company acquired companies in its flow control products, disposable and specialty products, and fire and safety services segments for an aggregate of $198.6 million in cash. During 1994, the Company acquired companies in its disposable and specialty products, flow control products, fire and safety services segments for an aggregate of $87.4 million in cash and a note payable of $3.6 million. The acquisitions were accounted for as purchases, and the results of operations of the acquired companies were included in the consolidated results of the Company from their respective acquisition dates. The effect of these transactions on the Company's financial position and results of operations in the year of acquisition was not significant.

     During 1995 the Company disposed of an interest in its United Kingdom and Continental European vehicle auction services businesses ("European Auctions"), its entire European electronic article surveillance business and certain European electronic security services operations for net cash proceeds of $254.8 million, notes receivable of $87.9 million, shares received of $0.9 million and deferred consideration of $5.6 million. The loss on the sale of these businesses was $36.6 million.

     During 1994, the Company sold certain of its European fire products manufacturing and distribution businesses and certain North American and Australasian electronic security services businesses for cash proceeds of $28.1 million and notes receivable of $25.3 million. The loss on the sale of these businesses was not material.

                            TYCO INTERNATIONAL LTD.

4.  INDEBTEDNESS:

     Long-term debt is as follows:

                                                                          DECEMBER 31,
                                                                      ---------------------
                                                                        1996         1995
                                                                      --------     --------
                                                                          (IN MILLIONS)
    Bank and acceptance facilities..................................  $   50.6     $   39.4
    Bank credit agreement--Former Tyco(i)...........................     100.0           --
    Bank credit agreement--ADT(i)...................................      83.0         15.0
    Bank credit agreement -- ASH(iii)...............................        --        126.2
    Uncommitted lines of credit(iv).................................     254.7           --
    8.9% insurance company note(v)..................................        --         55.0
    8.28% senior notes due 1998 -- ASH(ii)..........................        --         56.8
    8.125% public notes due 1999....................................     144.9        144.9
    8.25% senior notes due 2000(vi).................................     250.0        250.0
    6.5% public notes due 2001(vii).................................     298.5           --
    9.25% senior subordinated notes due 2003(viii)..................     294.1        317.2
    6.375% public notes due 2004....................................     104.4        104.3
    9.5% convertible capital bonds due 2006(ix).....................      75.6         68.7
    Zero coupon Liquid Yield Option Notes due 2010(x)...............     326.8        306.8
    9.5% public debentures due 2022.................................     199.6        199.6
    8.0% public debentures due 2023.................................      50.0         50.0
    Other...........................................................     143.6         76.6
                                                                      --------     --------
    Total debt......................................................   2,375.8      1,810.5
    Less current portion............................................     572.0        129.3
                                                                      --------     --------
    Long-term debt..................................................  $1,803.8     $1,681.2
                                                                      ========     ========

---------------
   (i) Under the Company's credit agreement with a group of commercial banks, which was renegotiated in December 1996, the Company has the right to borrow $300 million or a portion thereof until December 2001 for its general corporate purposes. The principal amount then outstanding will be due and payable at that time. At December 31, 1996, $100.0 million
       (1995 -- $0) was outstanding under the agreement. Interest payable on borrowings is variable based upon the Company's option of selecting a Eurodollar rate plus 0.21%, a certificate of deposit rate plus 0.335% or a base rate, as defined. The interest rate at December 31, 1996 was 6.0%.

       In August 1995, ADT Operations, Inc., an indirect wholly-owned subsidiary of the Company, entered into a new $300 million revolving bank credit agreement which replaced in full its previous bank credit agreement. The new agreement has a term of five years and is guaranteed on a senior basis by the Company and certain subsidiaries of ADT Operations, Inc. Amounts under this facility are available for borrowing and reborrowing (or issuance and reissuance in the case of letters of credit up to a maximum of $100 million), subject to certain conditions at that time, until June 2000 at which time all amounts are repayable in full. At December 31, 1996, $83.0 million (1995 -- $15.0 million) was drawn down under the agreement, plus letters of credit amounting to $81.1 million (1995 -- $81.0 million) which have been issued and have terms of less than one year. The Company utilizes letters of credit to back certain financing arrangements and insurance policies as well as for trade purposes. The letters of credit approximately reflect fair value as a condition of their underlying purpose. The Company expects the counterparties to fully perform under the terms of the agreements.

                            TYCO INTERNATIONAL LTD.

       Amounts drawn down under the revolving bank credit agreement bear interest at a floating rate equal, at the option of ADT Operations, Inc., to either the alternative base rate plus a margin or the reserve adjusted LIBOR plus a margin. The average rate of interest at December 31, 1996 was 6.5% (1995 -- 7.6%).

       The revolving bank credit agreements contain certain financial and operating covenants, including restrictions on the Company's ability to incur additional indebtedness, limitations on certain payments, including dividends on the common shares of the Company and ADT Operations, Inc., and certain other financial covenants, including a minimum cash flow coverage ratio, a minimum debt to total capitalization ratio and a minimum level of shareholders' equity, and certain change in control provisions. As a result of the merger the Company is in the process of refinancing certain indebtedness and renegotiating financial covenants (See Note 26).

       In December 1996, ADT Operations, Inc. entered into a new $200 million revolving bank credit agreement, subject to completion of certain additional documentation which was signed in January 1997, which replaced in full its previous bank credit agreement, and which was subsequently canceled. The new agreement has a term of one year and is guaranteed on a senior basis by the Company and certain subsidiaries of ADT Operations, Inc. Amounts available under this new facility are available for borrowing and reborrowing (or issuance and reissuance in the case of letters of credit up to a maximum of $100 million), subject to certain conditions at that time, until January 1998, at which time all amounts are repayable in full. The interest rates and financial and operating covenants in place under the new facility are substantially the same as those referred to above for the previous bank credit agreement.

  (ii) During 1994, ASH issued $60.7 million of its 8.28% senior notes due January 1998 of which $5.6 million was in respect of yield maintenance. The senior notes were collateralized obligations of the ASH group. The yield maintenance amortization on the senior notes has been charged as interest expense through the consolidated statements of operations. The yield maintenance amortization for 1996 amounted to $1.5 million
       (1995 -- $1.1 million; 1994 -- $0.6 million). The effective rate of interest including yield maintenance was 10.7%.

 (iii) During 1995, ASH entered into a bank credit agreement totaling approximately $134 million with a maturity date in January 1998. The amounts drawn under the agreement were collateralized obligations of the ASH group and bore interest principally at LIBOR plus a margin.

       In September 1996, the Company repaid in full all amounts owed by the ASH group under its senior notes and bank credit agreement, which were subsequently canceled, and which was financed from cash on hand and loans drawn under the ADT revolving bank credit agreement. The loss arising on repayment of $4.2 million, and related costs of $0.4 million, was included in extraordinary items (Note 14).

 (iv) The Company's uncommitted lines of credit are borrowings from commercial banks on an "as offered" basis. The borrowings and repayments occur daily and contain no specific terms other than due dates and interest rates. The due dates generally range from overnight to 90 days, and interest rates approximate those available under the Company's credit agreement. The weighted average interest rate was 6.1% at December 31, 1996.

  (v) In June 1996, the Company repaid the 8.9% insurance company note, utilizing borrowings under its uncommitted lines of credit.

 (vi) The $250.0 million 8.25% senior notes due August 2000 were issued in August 1993, through a public offering, by ADT Operations, Inc. and are guaranteed on a senior basis by the Company and certain subsidiaries of ADT Operations, Inc. The senior notes are not redeemable prior to maturity, and interest is payable semi-annually. The indentures governing the senior notes contain certain covenants including limitations on indebtedness, limitations on certain payments, including dividends on the

                            TYCO INTERNATIONAL LTD.

        Company's common shares, and compliance with various financial and operating covenants and prohibitions, and certain change in control provisions. The non-collateralized senior obligations of ADT Operations, Inc. rank pari passu in right of payment with all other existing and future senior indebtedness of ADT Operations, Inc. including indebtedness under the revolving bank credit agreement.

 (vii) In October 1996, the Company issued $300 million principal amount of 6.5% notes due 2001. The net proceeds were used to redeem debt assumed with the Company's acquisition of Carlisle Plastics, Inc. as well as to reduce certain amounts outstanding under the Company's credit agreement and uncommitted lines of credit.

 (viii) The $350.0 million 9.25% senior subordinated notes due August 2003 were issued in August 1993, through a public offering by ADT Operations, Inc., and are guaranteed on a senior subordinated basis by the Company. The notes are redeemable in whole or in part, at the option of ADT Operations, Inc., at any time after August 1998 at the following redemption prices: during the twelve month period beginning (a) August 1998 at 103.75%, (b) August 1999 at 102.50%, (c) August 2000 at 101.25%,
        and thereafter at 100.00% of the principal amount. Interest is payable semi-annually. The indentures governing the senior subordinated notes contain certain covenants as set out above for the 8.25% senior notes due August 2000. The non-collateralized, senior subordinated obligations of ADT Operations, Inc. rank pari passu with, or senior in right of payment to, all other existing and future indebtedness of ADT Operations, Inc. During 1996 the Company reacquired in the market $23.1 million (1995 -- $32.8 million) face value of the senior subordinated notes at a purchase cost of $24.0 million (1995 -- $33.7 million) which was financed from cash on hand. The loss arising on reacquisition of $0.9 million (1995 -- $0.9 million), and related costs of $0.5 million (1995 -- $0.8 million), were included in extraordinary items (Note 14).

 (ix) The 9.5% sterling denominated convertible capital bonds due July 2006 were issued by ASH Capital Finance (Jersey) Limited, a company incorporated in Jersey and an indirect wholly-owned subsidiary of the Company, and are unconditionally and irrevocably guaranteed on a non-collateralized and subordinated basis by the Company. Interest is payable semi-annually. The capital bonds are convertible, at the option of the holder, into fully paid 2.0% (fixed cumulative dividend) exchangeable redeemable preference shares in ASH Capital Finance (Jersey) Limited with a nominal value of one pence each. The preference shares are unconditionally and irrevocably guaranteed on a non-collateralized and subordinated basis by the Company. The preference shares are redeemable at their paid up value of L 1 each and they are also exchangeable, at the option of the holder, for fully paid common shares of the Company at a price of L 159.27 per common share, the price for which is subject to adjustment under certain circumstances. The capital bonds are unconditionally and irrevocably guaranteed on a non-collateralized and subordinated basis by ASH, and were formerly convertible into ordinary shares of ASH. Under the terms of the issue, the Company can require conversion of any outstanding capital bond if 85% of the issue has been previously converted or purchased and canceled, in which case the bond holders may elect for redemption in lieu of conversion. On or after June 1, 1996, the Company may exercise a call option at 100% of the aggregate paid up amounts of the capital bonds outstanding.

        In December 1996, ASH Capital Finance (Jersey) Limited gave notice to all bond holders that in January 1997 it would redeem all of the capital bonds then outstanding at a price equating to the denomination of each capital bond together with all accrued interest due. Accordingly, in January 1997 the capital bonds were fully redeemed at their carrying amount, which was financed from cash on hand and amounts drawn down under the sterling denominated bank credit facility (see below) and at December 31, 1996 have been classified in the current portion of long-term debt.

  (x) In July 1995, ADT Operations, Inc. issued $776.3 million aggregate principal amount at maturity of its zero coupon subordinated Liquid Yield Option Notes ("Notes") maturing July 2010. The net proceeds

                            TYCO INTERNATIONAL LTD.

      of the issue amounted to $287.4 million which was used to repay in full all amounts outstanding under ADT Operations Inc.'s previous bank credit agreement, which was subsequently canceled. The issue price per Note was $383.09, being 38.309% of the principal amount of $1,000 per Note at maturity, reflecting a yield to maturity of 6.5% per annum (computed on a semi-annual bond equivalent basis). There are no periodic payments of interest. The discount amortization on the Notes is being charged as interest expense through the supplemental consolidated statements of operations on a basis linked to the yield to maturity. The Notes discount amortization for 1996 amounted to $20.3 million (1995 -- $9.4 million). Each Note is exchangeable for common shares of the Company at the option of the holder at any time prior to maturity, unless previously redeemed or otherwise purchased by ADT Operations, Inc. at an exchange rate of 13.588 common shares per Note. During 1996, 619 Notes with a carrying value of $0.3 million were exchanged, at the option of the holders, for 8,410 common shares of the Company. Any Note will be purchased by ADT Operations, Inc., at the option of the holder, as of July 2002 for a purchase price per Note of $599.46. At this time, if the holder exercises the option, the Company has the right to deliver all or a portion of the purchase price in the form of common shares of the Company. Beginning July 2002 the Notes are redeemable for cash at any time at the option of ADT Operations, Inc., in whole or in part, at redemption prices equal to the issue price plus accrued original issue discount to the date of redemption. The Notes are guaranteed on a subordinated basis by the Company. If, on or prior to maturity, there is a change in control, the holder has the right to require ADT Operations, Inc., to purchase the Notes at the change in control purchase price.

     In January 1997, the Company entered into a sterling denominated bank credit facility which is repayable on demand. The amount drawn down under the facility amounted to $26 million which was used to repay, in part, the amounts owed under the sterling denominated convertible capital bonds due July 2006. The facility is guaranteed by the Company and certain of its subsidiaries. Interest is payable at LIBOR plus a margin.

     In March 1997, the Company entered into a new $154 million sterling denominated bank credit facility of which $146 million is a term loan facility and $8 million is a revolving credit facility. The term loan facility was fully drawn down and, in part, was used to repay in full the $26 million drawn down under the sterling denominated bank credit facility. The new facility has a term of five years and is guaranteed by the Company and certain of its subsidiaries. Interest is payable at LIBOR plus a margin.

     The average rate of interest on all long-term debt during the year was 8.0% (1995 -- 8.3%; 1994 -- 8.5%).

     The aggregate amounts of total debt maturing during the next five years are as follows (in millions): $572.0 in 1997, $45.1 in 1998, $35.4 in 1999, $397.4
in 2000 and $299.8 in 2001.

     In July 1997 the Company tendered for certain of its public debt (See Note
26).

     At December 31, 1996, the Company had interest rate swap agreements with a number of financial institutions having a total notional amount of $150 million, which effectively convert fixed rate debt to variable rate debt. Under these agreements, the Company will receive payments at an average fixed rate of 6.64% and will make payments based on six month LIBOR, which, at December 31, 1996, was 5.60%. These agreements expire in the amounts of $100 million in May 1997 and $50 million in March 1998. The impact of the Company's interest rate swap activities on its weighted average borrowing rate was not material in any year. The impact on reported interest was a reduction of $1.8 million, an increase of $1.0 million and a reduction of $7.0 million for 1996, 1995 and 1994, respectively.

5.  SALE OF ACCOUNTS RECEIVABLE:

     The Company has an agreement under which it sells participating interests in a defined pool of trade accounts receivable. As collections reduce accounts receivable included in the pool, the Company sells participating interests in new receivables to bring the amount sold up to the maximum permitted by the agreement. Under the terms of the agreement the Company has retained substantially the same risk of credit

                            TYCO INTERNATIONAL LTD.

loss as if the receivables had not been sold and, accordingly, the full amount of the allowance for doubtful accounts has been retained. The Company sold $150 million of accounts receivable at the program's inception in 1994. In June 1995, the Company increased the maximum permitted under the agreement to $225 million from $150 million, and correspondingly sold an additional $75 million. At December 31, 1996 the $225 million available under the program was fully utilized. The proceeds from the sales were used to reduce borrowings under uncommitted lines of credit and are reported as operating cash flows in the Company's supplemental consolidated statements of cash flows in 1995 and 1994 and a reduction of receivables in the Company's supplemental consolidated balance sheets in 1996 and 1995. The proceeds of sale are less than the face amount of accounts receivable sold by an amount that approximates the purchaser's financing cost of issuing its own commercial paper backed by these accounts receivable. The discount from the face amount represented a loss on the sale of receivables of $12.1 million, $8.2 million and $4.1 million during the years ended December 31, 1996, 1995 and 1994, respectively, and has been included in selling, general and administrative expense in the Company's consolidated statements of operations. The Company, as servicing agent for the purchaser, retains collection and administrative responsibilities for the participating interests in the defined pool. Subsequent to December 31, 1996 the Company increased the maximum permitted under the agreement to $300 million.

     In June 1996 the FASB issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." The standard defines criteria for recognizing transfers of financial assets as a sale or a financing activity and is effective for all transfers of financial assets occurring after December 31, 1996. The Company amended their agreement for the sale of accounts receivable subsequent to December 31, 1996 to comply with the requirements of SFAS 125 and will continue to account for the transfer of receivables as a sale.

6.  FINANCIAL INSTRUMENTS:

     The Company's financial instruments consist primarily of cash in banks, temporary investments, accounts receivable and debt and interest rate swaps. In addition, the Company has entered into a cross-currency swap under which it has exchanged $50.0 million of U.S. dollar debt for deutsche mark denominated debt. At December 31, 1996 and 1995 the fair value of interest rate swaps approximated book value, and the fair value of long-term debt was approximately $1,964.0 million (1995 -- approximately $1,862.7 million), based on current interest rates. The fair value of financial instruments included in working capital approximated book value.

     None of the Company's financial instruments represent a concentration of credit risk as the Company deals with a variety of major banks worldwide and its accounts receivable are spread among a number of major industries, customers and geographic areas. None of the Company's off-balance sheet financial instruments would result in a significant loss to the Company if a counterparty failed to perform according to the terms of its agreement.

                            TYCO INTERNATIONAL LTD.

7.  INCOME TAXES:

     The (benefit) provision for income taxes and the differences between the (benefit) provisions at the United States federal statutory rate and the amounts provided are as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1996       1995       1994
                                                               ------     ------     ------
                                                                      (IN MILLIONS)
    (Benefit) provision at statutory rate....................  $(44.6)    $155.4     $156.0
    State income taxes.......................................    22.2       18.7       14.7
    SFAS 121 impairment......................................   150.2         --         --
    Non U.S. net losses (earnings)...........................    75.0       14.0       (7.9)
    Other....................................................     8.6        8.3       11.1
                                                               ------     ------     ------
    Provision for income taxes...............................   211.4      196.4      173.9
    Deferred provision.......................................   (36.8)     (46.8)     (46.0)
                                                               ------     ------     ------
    Current provision........................................  $174.6     $149.6     $127.9
                                                               ======     ======     ======

     In the normal course, the Company's United States federal income tax returns are examined by the Internal Revenue Service ("IRS") and, in connection with such examinations, significant assessments could arise. During 1995, the IRS examined the Former Tyco's 1991 and 1992 income tax returns. In connection with such examination, one item is currently under review by the IRS National Office, which could result in a significant assessment of additional taxes. Ultimate resolution of this matter is not expected to have a material adverse effect on the Company's financial position, results of operations or liquidity.

     The provisions for 1996, 1995 and 1994 included $28.4 million, $28.7 million and $31.6 million, respectively, for non-U.S. income taxes. The non-U.S. component of (loss) income before income taxes was $(152.9) million, $38.3 million and $99.4 million, for 1996, 1995 and 1994, respectively. Generally, no provision has been made for U.S. or additional non-U.S. income taxes on the undistributed earnings of non-U.S. subsidiaries as such earnings are expected to be permanently reinvested. A liability has been recorded for U.S. taxes attributable to certain undistributed earnings in selected jurisdictions where repatriation to the U.S. may be desirable. It is not practicable to estimate the additional taxes related to the permanently reinvested earnings.

                            TYCO INTERNATIONAL LTD.

     The deferred income tax balance sheet accounts result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax asset are as follows:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1996        1995
                                                                   -------     -------
                                                                      (IN MILLIONS)
        Deferred tax assets:
          Accrued liabilities and reserves.......................  $ 218.7     $ 139.4
          Accrued postretirement benefit obligation..............     60.2        57.6
          Tax loss carryforwards.................................    319.7       361.8
          Property, plant and equipment..........................     22.6          --
          Interest...............................................     51.8        34.9
          Other..................................................     15.1         1.3
                                                                   -------     -------
                                                                     688.1       595.0
                                                                   -------     -------
        Deferred tax liabilities:
          Property, plant and equipment..........................   (409.2)     (414.8)
          Contracts..............................................     (6.8)      (10.5)
          Accrued liabilities and reserves.......................    (12.2)       (3.5)
          Other..................................................    (24.9)      (17.6)
                                                                   -------     -------
                                                                    (453.1)     (446.4)
                                                                   -------     -------
        Net deferred income tax asset before valuation
          allowance..............................................    235.0       148.6
        Valuation allowance......................................   (156.3)     (102.4)
                                                                   -------     -------
        Net deferred income tax asset............................  $  78.7     $  46.2
                                                                   =======     =======

     As of December 31, 1996, the Company had approximately $184.7 million of net operating loss carryforwards in certain non-U.S. jurisdictions. Of these, $164.6 million have no expiration, and the remaining $20.1 million will expire in the years 1997 to 2003. U.S. operating loss carryforwards at December 31, 1996 were approximately $570.6 million and will expire in the years 1999 to 2008. A valuation allowance has been provided for operating loss carryforwards that are not expected to be utilized.

8.  KEY EMPLOYEE LOAN PROGRAM:

     Loans are made by the Former Tyco to employees of the Company under the Former Tyco 1983 Key Employee Loan Program for the payment of taxes upon the vesting of shares granted under the Former Tyco's Restricted Stock Ownership Plans. The loans are unsecured and bear interest, payable annually, at a rate which approximates the Former Tyco's incremental short-term borrowing rate. Loans are generally repayable in ten years, except that earlier payments are required under certain circumstances. Loans under this program were $15.3 million and $8.4 million at December 31, 1996 and 1995, respectively.

                            TYCO INTERNATIONAL LTD.

9.  CONVERTIBLE REDEEMABLE PREFERENCE SHARES

                                                                       DECEMBER 31,
                                                               ----------------------------
                                                                1996       1995       1994
                                                               ------     ------     ------
                                                                      (IN MILLIONS)
    Authorized:
      225,000 5 3/4% convertible cumulative redeemable
         preference shares 2002 of $1 each (1995 -- 225,000;
         1994 -- 225,000)(i).................................  $  0.2     $  0.2     $  0.2
      500,000 6% convertible cumulative redeemable preference
         shares 2002 of $1 each (1995 -- 500,000; 1994 --
         500,000)(ii)........................................     0.5        0.5        0.5
      125,000,000 convertible cumulative redeemable
         preference shares of $1 each (1995 -- 125,000,000;
         1994 -- 125,000,000)(iii)...........................   125.0      125.0      125.0
                                                               ------     ------     ------
                                                               $125.7     $125.7     $125.7
                                                               ======     ======     ======

     The movement in convertible redeemable preference shares since January 1, 1994 has been as follows:

                                                      5 3/4% SHARES                   6% SHARES
                                                -------------------------     --------------------------
                                                NUMBER            $            NUMBER            $
                                                -------     -------------     --------     -------------
                                                            (IN MILLIONS)                  (IN MILLIONS)
Issued and outstanding:
At January 1, 1994............................   29,738        $  35.5         283,030        $ 391.7
Reacquired in the market at purchase cost.....      (25)            --              --             --
Redeemed......................................  (28,957)         (34.6)       (278,625)        (385.6)
Reversal of redemption premium on shares not
  redeemed....................................       --           (0.1)             --           (1.7)
                                                -------         ------        ---------       -------
At December 31, 1994..........................      756            0.8           4,405            4.4
Converted into common shares..................       --             --            (225)          (0.3)
                                                -------         ------        ---------       -------
At December 31, 1995..........................      756            0.8           4,180            4.1
Redeemed......................................     (756)          (0.8)         (4,180)          (4.1)
                                                -------         ------        ---------       -------
At December 31, 1996..........................       --        $    --              --        $    --
                                                =======         ======        =========       =======

     In January 1994, the Company redeemed 28,957 of its 5 3/4% convertible redeemable preference shares for an aggregate consideration, including redemption premium, of $34.6 million. The Company funded the redemption from cash on hand.

     In October 1994, the Company redeemed 278,625 of its 6% convertible redeemable preference shares for an aggregate consideration, including redemption premium, of $385.6 million. The Company funded the redemption through the drawdown of $231.6 million under a previous ADT bank credit agreement and $154.0 million from cash on hand.

     In November 1996, the Company redeemed 756 of its 5 3/4% convertible redeemable preference shares and 4,180 of its 6% convertible redeemable preference shares for an aggregate consideration of $4.9 million. The Company funded the redemption from cash on hand.

                            TYCO INTERNATIONAL LTD.

     Dividends on convertible redeemable preference shares amounted to:

                                                                    1996     1995     1994
                                                                    ----     ----     -----
                                                                         (IN MILLIONS)
    5 3/4% convertible redeemable preference shares...............  $ --     $ --     $  --
    6% convertible redeemable preference shares...................   0.3      0.3      13.3
                                                                    ----     ----     -----
                                                                    $0.3     $0.3     $13.3
                                                                    ====     ====     =====

---------------
 (i) 5 3/4% convertible cumulative redeemable preference shares 2002 (par value $1 each)

      In April 1987, 175,000 of these mandatorily redeemable preference shares were issued for cash at a price of $1,000 each, and during the period to December 31, 1996, 139,262 of these preference shares were converted into common shares of the Company. The holders of these preference shares were entitled to a fixed cumulative preferential dividend at the rate of 5 3/4% per annum. These preference shares were subject to redemption, at the option of the holders, in January 1994 at 119.625% of their issue amount. The Company had the right to require redemption or conversion of the preference shares in certain circumstances. This right was exercised in November 1996 and all remaining preference shares were redeemed at their carrying amount.

 (ii) 6% convertible cumulative redeemable preference shares 2002 (par value $1 each)

      In September 1987, 400,000 of these mandatorily redeemable preference shares were issued for cash at a price of $1,000 each, and during the period to December 31, 1996, 225 of these preference shares were converted into common shares of the Company. The holders of these preference shares were entitled to a fixed cumulative preferential dividend at the rate of 6% per annum. These preference shares were subject to redemption, at the option of the holders, in October 1994 at 138.375% of their issue amount. The Company had the right to require redemption or conversion of the preference shares in certain circumstances. This right was exercised in November 1996 and all remaining preference shares were redeemed at their carrying amount.

(iii) Convertible cumulative redeemable preference shares (par value $1 each)

      In November 1996, the Board of Directors of the Company determined that
      2.5 million of the 125 million authorized convertible cumulative redeemable preference shares of $1 each be classified as Series A First Preference Shares, which have been reserved for issuance upon exercise of Series A First Preference Share Purchase Rights, pursuant to the Shareholders Rights Plan referred to below. In July 1997 the Board of Directors of the Company determined that an additional 5 million (making
      7.5 million in total) of the said preference shares be classified as Series A First Preference Shares and reserved for issuance for this purpose.

     The rights attaching to the balance of 117.5 million convertible cumulative redeemable preference shares of $1 each, none of which are issued and outstanding, as to dividends, return of capital, redemption, conversion, voting and otherwise may be determined by the Company on or before the time of allotment.

     In November 1996, the Board of Directors of the Company adopted a Shareholder Rights Plan, as amended in March 1997 and July 1997 (the "Plan"). Under the Plan, each common shareholder has received a distribution of rights for each common share held. Each right entitles the holder to purchase from the Company shares of a new series of first preference shares at an initial purchase price of $90 per one-hundredth of a first preference share. The rights will become exercisable and will detach from the common shares a specified period of time after any person becomes the beneficial owner of 15% or more of the Company's common shares, or commences a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the Company's common shares. The rights did not become exercisable on account of any person being the beneficial owner of 15% or more of the Company's common

                            TYCO INTERNATIONAL LTD.

shares when the Plan was adopted, but become exercisable if such a person increases their beneficial ownership after that time.

     If any person becomes the beneficial owner of 15% or more of the Company's common shares or, if any person who was already the beneficial owner of 15% or more of the Company's common shares when the Plan was adopted increases their beneficial ownership, each right will enable the holder, other than the acquiring person, to purchase, for the rights purchase price, common shares having a market value of twice the rights purchase price.

     If, following an acquisition of 15% or more of the Company's common shares, the Company is involved in any mergers or other business combinations or sells or transfers more than 50% of its assets or earnings power, each right will entitle the holder to purchase, for the rights purchase price, common shares of the other party to such transaction, having a market value of twice the rights purchase price. The merger between ADT and the Former Tyco (see Note 2) was specifically excluded from these provisions by an amendment to the Plan in July 1997.

     The Company may redeem the rights at a price of $0.01 per right at any time prior to the specified period of time after a person has become the beneficial owner of 15% or more of the Company's common shares. The rights will expire in November 2005 unless exercised or redeemed earlier.

     In the event of liquidation of the Company, the holders of all of the Company's convertible redeemable preference shares are together entitled to payment to them of the amount for which the preference shares were subscribed and any unpaid dividends, prior to any payment to the common shareholders.

10.  SHAREHOLDERS' EQUITY:

     Information with respect to ADT common shares and options has been retroactively restated to reflect the ratio of 0.48133 share of ADT for each share or option outstanding and the issuance of one share for each share of the Former Tyco outstanding (see Note 2).

  Non-Voting Exchangeable Shares

     In March 1991, ADT Finance Inc., an indirect wholly-owned Canadian subsidiary of the Company, issued 481,330 non-voting exchangeable shares exchangeable for common shares of the Company at the option of the holder, at any time, on a one-for-one basis. Holders of non-voting exchangeable shares were entitled only to dividends equivalent to dividends declared and paid on common shares of the Company. During fiscal 1994, 444,089 shares were exchanged into common shares held as treasury shares and during fiscal 1995 the remaining 1,400 shares were exchanged. There are no shares of this class remaining.

  Treasury Stock

     In July 1994, the Former Tyco's Board of Directors authorized the repurchase of up to 5.8 million of its common shares.

     In January 1996, the Company repurchased 201,000 shares for $6.9 million. In April and May 1995 the Company repurchased 435,070 and 297,556 shares respectively, of its common stock from the President of Kendall at $26.47 and $26.22 per share, respectively, the shares then fair market value, for an aggregate purchase price of $19.3 million to provide for required income tax withholdings as permitted in the underlying Kendall restricted stock grant agreement. The total cost of reacquired shares at December 31, 1996 and 1995 was $62.5 million and $169.1 million, respectively.

     In June 1994, the Company repurchased for $0.6 million a warrant which entitled the holder, Tyco Investments (Australia) Limited, formerly Wormald International Limited, to purchase ten million Former Tyco shares at a price of $35 per share.

                            TYCO INTERNATIONAL LTD.

  Restricted Stock

     The Former Tyco's 1978 Restricted Stock Ownership Plan (the "1978 Plan") provided for the award of 4,800,000 shares of common stock to key employees through November 30, 1988. Under the 1978 Plan, 4,776,800 shares were granted, net of surrenders. The 1983 Restricted Stock Ownership Plan (the "1983 Plan") provided for the award of 6,800,000 shares of common stock to key employees through October 18, 1993. Under the 1983 Plan, 5,797,516 shares were awarded, net of surrenders. The Former Tyco's 1994 Restricted Stock Ownership Plan (the "1994 Plan") provides for the award of an initial amount of shares of common stock plus an amount equal to one-half of one percent of the total shares outstanding at the beginning of each fiscal year. At December 31, 1996, there were 2,929,134 shares available, of which 1,323,069 shares had been granted. Common shares are awarded subject to certain restrictions with vesting varying over periods of up to ten years.

     For grants that vest through passage of time, the fair market value of the shares at the time of the grant is amortized (net of tax benefit) to expense over the period of vesting. The unamortized portion of deferred compensation expense is recorded as a reduction of shareholders' equity. For grants which vest based on certain specified performance criteria, the fair market value of the shares at the date of vesting is expensed over the period the performance criteria are measured. Recipients of all restricted shares have the right to vote such shares and receive dividends. Income tax benefits resulting from the vesting of restricted shares, including a deduction for the excess, if any, of the fair market value of restricted shares at the time of vesting over their fair market value at the time of the grants and from the payment of dividends on unvested shares are credited to capital in excess of par value. Compensation expense of $14.6 million, $8.3 million and $3.7 million was recorded for restricted stock grant vestings during 1996, 1995 and 1994, respectively.

     Kendall had a restricted stock grant agreement that provided for the issuance of up to 2,000,000 shares of its common stock to its President. As a result of the Kendall merger, up to 2,589,700 shares of the Former Tyco's common stock became issuable under the agreement. As of June 30, 1995 all shares under the grant agreement had vested. As discussed above, the Company repurchased 732,626 of such shares. Compensation expense of $0.6 million and $1.3 million was recorded for the grant during fiscal 1995 and 1994, respectively.

  Former Tyco and Subsidiary Stock Option Plans

     Kendall maintained a number of stock incentive plans under which its officers, directors and key employees were granted options and other awards to purchase common stock, generally at prices equal to at least 100% of the market price on the date of grant. As a result of the Kendall merger, these options became exercisable for Former Tyco common stock. Transactions under these plans during 1996, 1995 and 1994 are included in the table below after giving retroactive effect to the conversion of Kendall shares to Former Tyco shares at the Tyco/Kendall merger exchange ratio.

     During 1995, the Former Tyco established a stock option plan under which certain employees, excluding officers and directors, have been granted options to purchase common stock at a price equal to fair market value on the date of grant. The options vest on a pro-rata basis over five years, with 50% becoming exercisable at the end of the third year and the remaining exercisable at the end of the fifth year. The Company has reserved 8,000,000 shares of common stock for issuance under the plan. Grants are for periods generally not in excess of ten years. At December 31, 1996, there were 4,448,529 shares available for future grant.

     During 1996 the Former Tyco assumed 545,106 options in connection with certain acquisitions, all of which immediately became exercisable.

                            TYCO INTERNATIONAL LTD.

     Transactions relating to the options described above during 1996, 1995 and 1994 were as follows:

                                                                           WEIGHTED
                                                                            AVERAGE
                                                                           EXERCISE
                                                             SHARES          PRICE
                                                           ----------   ---------------
        Outstanding June 30, 1993........................   2,673,866             $4.21
          Granted........................................     659,078             17.04
          Exercised......................................    (157,972)             3.98
          Canceled.......................................     (62,152)             3.98
                                                           ----------
        Outstanding June 30, 1994........................   3,112,820              6.94
          Granted........................................   3,034,500             26.69
          Exercised......................................  (2,963,912)             6.47
          Canceled.......................................    (119,644)            18.23
                                                           ----------
        Outstanding June 30, 1995........................   3,063,764             26.52
        Effect of Former Tyco's excluded activity........      19,750
          Assumed from acquisitions......................     545,106             32.53
          Granted........................................     757,321             43.59
          Exercised......................................    (176,669)            22.23
          Canceled.......................................    (292,487)            31.40
                                                           ----------
        Outstanding December 31, 1996....................   3,916,785            $30.62
                                                           ==========

     The following table summarizes information about outstanding and exercisable options at December 31, 1996:

                                    OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                         ------------------------------------------    -------------------------
                                                        WEIGHTED
                                         WEIGHTED        AVERAGE                       WEIGHTED
                                         AVERAGE        REMAINING                      AVERAGE
      RANGE OF             NUMBER        EXERCISE      CONTRACTUAL        NUMBER       EXERCISE
 EXERCISE PRICES ($)     OUTSTANDING    PRICE ($)     LIFE -- YEARS    EXERCISABLE     PRICE ($)
---------------------    -----------    ---------     -------------    -----------     ---------
    0.00 to 0.22              2,197          .17           3.8             2,197           .17
    3.13 to 4.60             15,214         4.26           2.1            15,214          4.26
    5.04 to 7.21              4,423         5.49           8.2             4,423          5.49
    7.60 to 9.90             28,815         9.26           6.4            28,815          9.26
   13.85 to 15.20            18,779        15.17           5.4            18,779         15.17
   22.53 to 33.13         2,956,421        26.77           8.3           157,271         25.30
   34.85 to 52.12           847,038        43.44           9.3            94,717         41.86
   55.17 to 58.10            25,346        57.95           7.3            25,346         57.95
   93.91 to 105.64           18,552       101.23           4.3            18,552        101.23
                          ---------      -------           ---          --------        ------
                          3,916,785        30.62                         365,314         32.66
                          =========      =======                        ========        ======

  ADT Stock Options

     The Company has granted employee share options which are issued under five fixed share option plans and schemes which reserve common shares for issuance to the Company's executives and managers. The majority of options have been granted under the ADT 1993 Long-Term Incentive Plan (the "Incentive Plan"). The Incentive Plan was originally approved by shareholders of ADT in October 1993 and certain subsequent amendments to the Incentive Plan were approved by shareholders of the Company in April 1996 and July 1997. The Incentive Plan is administered by the remuneration committee of the Board of Directors of

                            TYCO INTERNATIONAL LTD.

the Company, which consists exclusively of independent non-executive directors of the Company. Options are generally granted to purchase the Company common shares at prices which equate to or are above the market price of the common shares on the date the option is granted. Conditions of vesting are determined at the time of grant. Certain options have been granted in which participants were required to pay a subscription price as a condition of vesting. Options which have been granted under the Incentive Plan to date have generally vested and become exercisable in installments over a three year period from the date of grant and have a maximum term of ten years.

     The movement in executive share options outstanding since January 1, 1994 has been as follows:

                                                                                        WEIGHTED
                                                                                        AVERAGE
                                                                                        EXERCISE
                                                                        OUTSTANDING      PRICE
                                                                        -----------     --------
At January 1, 1994....................................................    5,010,850      $23.52
Granted...............................................................      950,627       19.20
Exercised.............................................................      (16,847)      18.55
Lapsed/surrendered....................................................      (81,656)      32.93
                                                                         ----------
At December 31, 1994..................................................    5,862,974       23.02
Granted...............................................................    1,443,990       24.87
Exercised.............................................................     (375,614)      18.37
Canceled on purchase..................................................     (316,634)      18.91
Lapsed/surrendered....................................................     (121,004)      26.34
                                                                         ----------
At December 31, 1995..................................................    6,493,712       23.93
Granted...............................................................    3,103,776       31.83
Exercised.............................................................   (1,193,612)      20.73
Lapsed/surrendered....................................................      (99,778)      35.82
                                                                         ----------
At December 31, 1996..................................................    8,304,098      $27.13
                                                                         ==========

     The following table summarizes information about outstanding and exercisable executive share options at December 31, 1996:

                                                OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                       --------------------------------------     ------------------------
                                                                   WEIGHTED
                                                     WEIGHTED       AVERAGE                       WEIGHTED
                                                      AVERAGE      REMAINING                       AVERAGE
RANGE OF                                 NUMBER      EXERCISE     CONTRACTUAL       NUMBER        EXERCISE
EXERCISE PRICES ($)                    OUTSTANDING   PRICE ($)    LIFE-YEARS      EXERCISABLE     PRICE ($)
-------------------                    -----------   ---------    -----------     -----------     ---------
16.64 to 20.78.......................  2,065,989       18.51          6.9           1,736,517       18.43
20.79 to 27.01.......................  1,442,666       24.27          5.6             242,148       23.93
27.02 to 31.16.......................  4,182,950       31.06          6.8           4,102,728       31.10
31.17 to 41.55.......................    559,787       34.24          9.1              20,697       33.12
41.56 to 62.33.......................     52,706       54.91          2.5              52,706       54.91
                                       ---------       -----                        ---------       -----
                                       8,304,098       27.13                        6,154,796       27.44
                                       =========       =====                        =========       =====

  Stock Based Compensation

     During 1996, the Company was required to adopt SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 allows companies to measure compensation cost in connection

                            TYCO INTERNATIONAL LTD.

with executive share option plans and schemes using a fair value based method, or to continue to use an intrinsic value based method which generally does not result in a compensation cost. The Company has decided to continue to use the intrinsic value based method and no compensation cost has been recorded. Had the fair value based method been adopted consistent with the provisions of SFAS 123, the Company's proforma net (loss) income and proforma net (loss) income per common share for the years ended December 31, 1996 and 1995 would have been as follows:

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                    ------------------
                                                                     1996        1995
                                                                    -------     ------
                                                                      (IN MILLIONS)
        Net (loss) income -- proforma.............................  $(376.4)    $231.3
                                                                    -------     ------
        Net (loss) income per common share -- proforma............  $ (1.71)    $ 1.06
                                                                    =======     ======

     The estimated weighted average fair value of ADT and Former Tyco options granted during 1996 was $9.00 and $13.54, respectively, on the date of grant using the option-pricing model and assumptions referred to below.

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                ADT         FORMER TYCO
                                                             ---------    ---------------
        Expected stock price volatility....................  28%                22%
        Risk free interest rate............................  5.9%              5.8%
        Expected annual dividends..........................  --           $0.20 per share
        Expected life of options...........................  3.7 years       3.7 years

     The effects of applying SFAS 123 in this proforma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995 and additional awards in future years are anticipated.

  Stock Warrants

     The Company has outstanding warrants to purchase common stock at per share exercise prices of $5.97 (the "A Warrants") and $7.96 (the "B Warrants"), respectively (together, the "Warrants"). The Warrants expire on July 7, 1999. During 1996, 15,120 A Warrants and 12,560 B Warrants were exercised. During 1995, 2,599,228 A Warrants and 2,719,434 B Warrants were exercised. At December 31, 1996, 135,330 A Warrants and 87,780 B Warrants were issued and outstanding.

     In July 1996, as part of the then agreement to combine with Republic Industries, Inc. ("Republic"), ADT granted to Republic a warrant (the "Warrant") to acquire 7,219,950 common shares of the Company at an exercise price of $41.55 per common share. Following termination of the agreement to combine with Republic, the Warrant vested and was exercisable by Republic in the six month period commencing September 27, 1996. In March 1997, the Warrant was exercised by Republic and the Company received $300 million in cash.

  Dividends

     Former Tyco paid cash dividends of $0.20 per Former Tyco common share in 1996, 1995 and 1994. ADT paid no dividends on its common shares in 1996, 1995 and 1994.

                            TYCO INTERNATIONAL LTD.

11.  CHARGE FOR THE IMPAIRMENT OF LONG-LIVED ASSETS:

     Effective January 1, 1996, the Company was required to adopt SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 prescribes a methodology for assessing and measuring an impairment loss that is significantly different from previous guidelines and procedures.

     SFAS 121 requires the recoverability of the carrying value of long-lived assets, primarily property, plant and equipment, and related goodwill, and other intangible assets, to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Under SFAS 121 it is necessary to evaluate for and calculate an impairment loss at the lowest level of asset grouping for which there are identifiable cash flows. Under SFAS 121, if an asset being tested for recoverability was acquired in a business combination accounted for using the purchase method, the goodwill that arose in the transaction is included in the impairment evaluation of that asset.

     SFAS 121 requires that an impairment loss is recognized when the carrying amount of an asset exceeds the sum of the estimated undiscounted future cash flows of the asset. Under SFAS 121 an impairment loss is calculated as the difference between the carrying amount of the asset, including the related goodwill, and its estimated fair value. The carrying amount of the related goodwill is eliminated before making any reduction in the carrying amount of any other impaired long-lived asset.

     Prior to the adoption of SFAS 121, the Company's policy was to evaluate for impairment of long-lived assets, including goodwill, on an aggregate basis for each business segment. Management has determined that within the electronic security services business the lowest level of asset grouping referred to above can be determined on a country by country basis and, with effect from the first quarter of 1996, further split principally in terms of commercial and residential sectors. The assets principally comprise subscriber systems installed at customers' premises, which are included in property, plant and equipment, and the related goodwill, and other intangible assets. Within the vehicle auction services business the lowest level of asset grouping can be determined principally on an individual auction center basis, and the assets principally comprise land and real estate, which are included in property, plant and equipment, and the related goodwill. Management has estimated the fair values referred to above by using an analysis of estimated discounted future cash flows as the best available estimate of fair value. The basis of the calculation was the Company's business strategy, plans and financial projections, and an appropriate discount factor based on the Company's estimated cost of capital.

     Following the adoption of SFAS 121, in particular the change in methodology requiring the Company to evaluate assets at the lowest level of asset grouping, rather than on an aggregate basis, in the first quarter of 1996 the Company recorded an aggregate non-cash charge for the impairment of long-lived assets of $744.7 million, as a separate line item in the supplemental consolidated statement of operations, with a consequential tax credit of $10.8 million.

     The $744.7 million impairment charge comprised (i) $731.7 million relating to the electronic security services business and (ii) $13.0 million relating to the vehicle auction services business.

(i) The $731.7 million impairment charge in the electronic security services business comprised $397.1 million related to the ADT group and $334.6 million related to the ASH group.

    The $397.1 million impairment charge in the electronic security services business of the ADT group related to an impairment in the carrying value of subscriber systems principally in the commercial sector, including related goodwill which principally arose on the acquisition of ADT Security Services in 1987 of $395.3 million and other assets of $1.8 million. Since 1989 the Company's electronic security services operations in the residential sector have developed at a very rapid rate based principally on internally generated growth. As a consequence, the Company's operations in the commercial sector, which were

                            TYCO INTERNATIONAL LTD.

    acquired principally in 1987, have now been complemented by a significant residential electronic security services operation. This was a major factor in the Company's decision to commence the Re-Engineering Project (see Note
    16) in 1995, which is on-going. In the context of the Re-Engineering Project and changes in the electronic security services business environment, the electronic security services operations have now been reorganized along separate commercial and residential business lines, rather than on an aggregate geographic basis, with effect from the first quarter of 1996, and which is fully supported by management and financial reporting systems that now record the results and cash flows of each sector separately. When the financial projections and estimated future cash flows of the commercial sector were analyzed separately, they indicated that the carrying amount of the related assets may not be fully recoverable. This is reflective of increased competition and other pricing factors as well as changes in the business environment. Accordingly, upon adoption of SFAS 121 the Company evaluated the commercial sector assets for impairment with a resultant charge being recorded. In the United States the impairment charge amounted to $303.4 million. In Canada, where the business performance has continued to be disappointing, the impairment charge amounted to $56.7 million. In Europe, the impairment charge amounted to $37.0 million, principally due to the business performance of certain countries not meeting previous expectations.

    The $334.6 million impairment charge in the electronic security services business of the ASH group related to an impairment in the carrying value of subscriber systems of $121.0 million, and the carrying value of related goodwill and other intangibles of $213.6 million which principally arose on the acquisition of certain of the businesses of Modern Security Systems in 1989 and 1990, API Security in 1989 and the Sonitrol Group in 1992. The impairment charge amounted to $211.2 million and $123.4 million in the United Kingdom and the United States, respectively. In both the United Kingdom and the United States, the adoption of SFAS 121 coincided with a reorganization of both the commercial and residential business sectors to address, in part, changes in the electronic security services business environment and performance similar to those being addressed by the ADT group. In addition, the aggregate fair value of ADT common shares issued to ASH shareholders on merger was significantly less than ASH's consolidated net asset value. It was for all these reasons that the Company reviewed the assets for impairment upon adoption of SFAS 121.

(ii) The $13.0 million impairment charge in the vehicle auction services business related to an impairment in the carrying value of property and related improvements, including related goodwill which principally arose on the acquisition of ADT Automotive in 1987.

12.  OTHER INCOME LESS EXPENSES:

                                                                  YEAR ENDED DECEMBER 31,
                                                                 --------------------------
                                                                  1996      1995      1994
                                                                 ------     -----     -----
                                                                 (IN MILLIONS)
    Gains and losses arising from the ownership of:
      Short-term investments...................................  $   --     $  --     $ 3.0
      Long-term investments (i)................................    54.4      (5.0)     18.5
      Write off in value of associate (ii).....................      --        --     (30.7)
      Settlement gain (iii)....................................    65.0        --        --
      Gains and losses on currency transactions................     9.7       0.9       2.1
      Other income less expenses -- net........................    (0.3)     (0.9)      3.0
                                                                 ------     -----     -----
                                                                 $128.8     $(5.0)    $(4.1)
                                                                 ======     =====     =====

(i) Realized gains and losses arising from the ownership of short-term and long-term investments are principally stated before carrying costs of interest, administrative and other expenses. During 1996 gains

                            TYCO INTERNATIONAL LTD.

    arising from the ownership of long-term investments comprised a net gain of $53.4 million relating to the disposal in November 1996 of the Company's entire investment in Limelight Group plc, a United Kingdom quoted company, which was previously valued and accounted for by the Company at a nominal amount, a net gain of $1.2 million relating to the disposal of the Company's equity investment in Integrated Transport Systems Limited (Notes 18 and 20) and other net losses of $0.2 million principally arising from the disposal of other investments.

    During 1995 losses arising from the ownership of long-term investments comprised $5.1 million relating to the disposal, principally during the second quarter of 1995, of the Company's entire equity investments in Compagnie General de Protection et Securite SA ("CGPS") and Microtech Security (UK) Limited ("Microtech") which were held by the ASH group (Note
    18), and other net gains of $0.1 million principally arising from the disposal of other investments. The net loss on disposal of $5.0 million included $7.3 million relating to the write off of net unamortized goodwill and other intangibles and a $1.1 million charge relating to cumulative currency translation adjustments.

    During 1994 gains arising from the ownership of long-term investments comprised $4.2 million relating to the disposal of the Company's entire equity investments in Nu-Swift plc, a United Kingdom quoted company, and other net gains of $14.3 million principally arising from the disposal of other investments.

(ii) The write off in value of associate in 1994 related to the Company's entire equity investment in Arius, Inc. ("Arius"), a United States unquoted company, which was held by the ASH group. A detailed assessment of the investment in Arius was carried out during 1994 and as a result a net write off of $30.7 million was recorded, of which $26.5 million related to the write off of net unamortized goodwill and other intangibles and $2.9 million related to other provisions. During 1995 Arius went into voluntary liquidation.

(iii) During 1991 a lengthy review and evaluation of the businesses and assets acquired in 1990 in respect of Britannia Security Group PLC ("Britannia") was undertaken by the Company. This review revealed that, at the time of the acquisition of Britannia by ADT certain assets, particularly subscriber systems installed at customer premises, had been included in the consolidated financial statements of Britannia at values materially in excess of their net realizable value. During 1992 the Company commenced legal proceedings against Britannia's auditors at the time of acquisition, BDO Binder Hamlyn ("BDO"), to seek recovery of the damages suffered. In December 1995 the High Court of Justice in England awarded damages of approximately $160 million (including interest) against BDO, plus the reimbursement of certain legal costs incurred in connection with the litigation. BDO then appealed against the judgment. At December 31 1995 the Company did not recognize the award of any damages in its supplemental consolidated statements of income and had deferred certain legal costs incurred in connection with the litigation amounting to $11.1 million in order to match these costs with the award when recognized. These deferred costs were included in other long-term assets.

      In December 1996 the Company and BDO entered into a settlement agreement, subject to completion of certain additional documentation which was signed in February 1997, which included the payment to the Company of $77.5 million in cash (included in other current assets) together with a further deferred payment of $8.6 million, in full and final settlement of the aforementioned proceedings, including the judgment, accrued interest and costs. As a result of the settlement BDO have withdrawn their appeal. The net gain arising on this settlement amounted to $69.7 million, of which $65.0 million was included in other income less expenses and $4.7 million was included in interest income.

13.  LOSS FROM DISCONTINUED OPERATIONS:

     During 1994 the Company disposed of certain businesses, principally the Insight Travel Group. The aggregate cash consideration on these disposals amounted to $11.2 million and the net loss amounted to $3.7

                            TYCO INTERNATIONAL LTD.

million, which included $19.1 million relating to the write off of net unamortized goodwill and other intangibles. The net income from these operations for 1994 amounted to $0.4 million on net sales of $80.6 million.

14.  EXTRAORDINARY ITEMS:

     During 1996 and 1995 the Company reacquired in the market certain of its senior subordinated notes, which was financed from cash on hand. Extraordinary items included the loss arising on reacquisition of $0.9 million (1995 -- $0.9 million) and the write off of net unamortized deferred refinancing costs of $0.5 million (1995 -- $0.8 million) relating to the early extinguishment of certain amounts outstanding under the senior subordinated notes, and were stated net of applicable income taxes of $0.2 million (1995 -- $0.2 million).

     In September 1996 the Company repaid in full all amounts owed by the ASH group under its senior notes and bank credit agreement, which were subsequently canceled, and which was financed from cash on hand and loans drawn under the revolving bank credit agreement. Extraordinary items included the loss arising on repayment of $4.2 million and the write off of net unamortized deferred refinancing costs of $0.4 million relating to the early extinguishment of all amounts outstanding under the senior notes and bank credit agreement owed by the ASH group, with no consequential tax effect.

     In December 1996 the Company gave notice to all convertible capital bond holders that all of the outstanding capital bonds owed by the ASH group would be fully redeemed by the Company, and subsequently canceled, and which was financed from cash on hand and amounts drawn down under the sterling denominated bank credit facility. Extraordinary items included the write off of net unamortized deferred refinancing costs of $1.6 million relating to the early extinguishment of all amounts outstanding under the convertible capital bonds owed by the ASH group, with no consequential tax effect.

     In December 1996 the Company entered into a new bank credit agreement, subject to completion of certain additional documentation which was signed in January 1997, which replaced in full its previous bank credit agreement and which was subsequently canceled. Extraordinary items included the write off of net unamortized deferred refinancing costs of $1.5 million relating to the early extinguishment of all amounts outstanding under the bank credit agreement owed by the ADT group, and were stated net of applicable income taxes of $0.5 million.

     In July 1995 the Company repaid in full all amounts owed by the ADT group under its previous bank credit agreement, which was subsequently canceled. The Company funded the repayment from the net proceeds of the issue of its Liquid Yield Option Notes. Extraordinary items included the write off of net unamortized deferred refinancing costs of $12.8 million relating to the early extinguishment of all amounts outstanding under the previous bank credit agreement owed by the ADT group, and were stated net of applicable income taxes of $4.5 million.

     In connection with the refinancing of Kendall's subordinated notes, the Former Tyco recorded a charge of $4.3 million ($2.6 million after-tax), representing unamortized debt issuance fees and a call premium, as an extraordinary loss during 1995.

15.  (LOSS) EARNINGS PER COMMON SHARE:

     The calculation of primary (loss) earnings per common share was based on the weighted average of 220,465,000 (1995 -- 217,578,000; 1994 -- 213,072,000)
common shares in issue during the year which in 1996 did not allow for the allotment of common shares under executive share option and restricted stock plans, which are considered common stock equivalents, because their effect was anti-dilutive as a consequence of the net loss for the year. Common stock equivalents included in the weighted average number of common shares in issue during 1995 and 1994 were 4,535,100 and 6,760,800, respectively. Primary (loss) earnings per common share from continuing operations was based on adjusted net loss from continuing operations available

                            TYCO INTERNATIONAL LTD.

to common shareholders of $338.9 million (1995 -- $247.3 million net income; 1994 -- $258.5 million net income).

16.  RESTRUCTURING AND OTHER NON-RECURRING CHARGES:

                                                                   YEAR ENDED DECEMBER 31,
                                                                  -------------------------
                                                                   1996      1995      1994
                                                                  ------     -----     ----
                                                                        (IN MILLIONS)
    Electronic security services(i).............................  $232.5     $21.4     $ --
    Corporate(ii)...............................................     4.8      12.8      4.5
                                                                  ------     -----     ----
                                                                  $237.3     $34.2     $4.5
                                                                  ======     =====     ====

     During 1995 the Company commenced a strategic review of its electronic security services business operations and ADT's related corporate organizational structure with a view to developing a business strategy which would place the Company in a stronger position to deal with the changing electronic security business environment and challenges facing its electronic security service businesses in the late 1990s. During 1996 this strategic review process continued and was extended to include a significantly expanded agenda.

(i) As part of the strategic review the Company commenced an evaluation of the administrative, accounting, management information systems and technological infrastructures of its United States electronic security services business (the "Re-Engineering Project"). The Re-Engineering Project, which is on-going, is intended to modify and improve the entire structure of the business operations. As a consequence of the Re-Engineering Project, and incorporating the effects of the acquisition of Alert Centre, Inc. ("Alert"), in each of the fourth quarters of 1996 and 1995 senior executive management approved a restructuring plan which resulted in a charge for restructuring and other non-recurring items in the United States electronic security services business of $131.6 million and $19.4 million, respectively.

    The United States electronic security services business restructuring charge in 1996 was principally attributable to planned technological infrastructure enhancements to facilitate further consolidation of the Company's entire customer monitoring center network together with all related operations, which it is expected will be substantially completed by December 1997. The restructuring charge included the write off of certain property, plant and equipment of $82.6 million, provision for idle property leases of $18.9 million, the termination of certain contractual obligations and other settlement costs of $9.4 million, and other integration and restructuring costs of $20.7 million. The amounts paid and charged in 1996 against the provisions for the termination of certain contractual obligations and other settlement costs, and against other integration and restructuring costs, amounted to $4.8 million and $4.3 million, respectively.

    The United States electronic security services business restructuring charge in 1995 was principally attributable to the closure of the Parsippany, New Jersey facility and associated corporate offices, which will be substantially completed in 1997. Full implementation of the restructuring plan will result in the termination of approximately 250 employees of which approximately 180 employees had been terminated by December 31, 1996. Employee severance and other associated costs included in the restructuring charge amounted to $13.6 million, the write off of certain property, plant and equipment amounted to $1.9 million, and other integration and restructuring costs amounted to $3.9 million. The amounts paid and charged in 1996 against the provisions for employee severance and other associated costs, and against other integration and restructuring costs, amounted to $7.1 million and $3.5 million, respectively.

    During the fourth quarter of 1996, the Company commenced a strategic and detailed review of the electronic security services businesses acquired as part of the acquisition of ASH in September 1996. In December 1996 senior executive management approved a restructuring plan which is intended to merge and integrate fully the ASH group into the ADT group by December 1997, and which resulted in a charge

                            TYCO INTERNATIONAL LTD.

    for restructuring and other non-recurring items in the United Kingdom and the United States electronic security services divisions of $68.6 million and $29.2 million, respectively.

    The restructuring charge included the write off of certain property, plant and equipment of $13.2 million, provision for idle property leases of $22.5 million, the termination of certain contractual obligations and other settlement costs of $35.2 million, and other integration and restructuring costs of $26.9 million. The amounts paid and charged in 1996 against the provisions for the termination of certain contractual obligations and other settlement costs, and against other integration and restructuring costs, amounted to $7.2 million and $1.0 million, respectively.

    As part of the strategic review, in 1996 the Company also commenced an evaluation of the customer monitoring center network in its Canadian electronic security services business which resulted in a charge for restructuring and other non-recurring items of $3.1 million. The restructuring charge included the write off of certain property, plant and equipment of $1.3 million and provision for idle property leases of $1.8 million, of which $0.2 million was paid and charged in 1996.

    As part of the strategic review, in 1995 the Company also commenced an evaluation of the management information systems of its United Kingdom electronic security services business which resulted in a charge for restructuring and other non-recurring items in 1995 of $2.0 million principally relating to the write off of certain property, plant and equipment.

(ii) The effects of the Re-Engineering Project and the merger of the ASH group into the ADT group resulted in a related charge for restructuring and other non-recurring items at the ADT corporate level in 1996 of $4.8 million, comprising other integration and restructuring costs, of which $3.0 million was paid and charged in 1996.

     During 1995 the Company also evaluated the ADT group corporate structure, in particular in the United Kingdom. As a result, in the fourth quarter of 1995, senior executive management approved a restructuring plan, which was substantially completed by December 1996, which resulted in a charge for restructuring and other non-recurring items at the corporate level of $12.8 million.

     The restructuring charge included the provision for idle property leases of $5.6 million, the termination of certain contractual obligations and other settlement costs of $4.8 million, and employee severance for four executives, all of whom were terminated during 1996, and other associated costs, of $2.4 million. The amounts paid and charged in 1996 against the provisions in the aforementioned categories were $0.6 million, $4.8 million and $1.8 million, respectively.

     The corporate restructuring charge in 1994 of $4.5 million was principally attributable to ADT's corporate administration in the United Kingdom and related to a provision for idle property leases.

17.  COMMITMENTS AND CONTINGENCIES:

     The Company occupies certain facilities under leases that expire at various dates through the year 2021. Rental expense under these leases and leases for equipment was $171.4 million, $146.6 million and $129.0 million for 1996, 1995 and 1994, respectively. At December 31, 1996, the minimum lease payment obligations under noncancelable operating leases were as follows: $132.8 million in 1997, $104.0 million in 1998, $78.5 million in 1999, $53.2 million in 2000,
$37.4 million in 2001 and an aggregate of $127.6 million in years 2002 through 2021.

     In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company's financial position or results of operations.

                            TYCO INTERNATIONAL LTD.

     The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites. The ultimate cost of site cleanup is difficult to predict given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. Based upon the Company's experience with the foregoing environmental matters, the Company has concluded that there is at least a reasonable possibility that remedial costs will be incurred with respect to these sites in an aggregate amount in the range of $10.4 million to $39.8 million. At December 31, 1996, the Company has concluded that the most probable amount that will be incurred within this range is $18.6 million, and such amount is included in the caption "accrued expenses" in the accompanying supplemental consolidated balance sheet. Based upon information available to the Company, at those sites where there has been an allocation of the liability for cleanup costs among a number of parties, including the Company, and such liability could be joint and several, management believes it is probable that other responsible parties will fully pay the cost allocated to them, except with respect to one site for which the Company has assumed that one of the identified responsible parties will be unable to pay the cost apportioned to it and that such party's cost will be reapportioned among the remaining responsible parties. In view of the Company's financial position and reserves for environmental matters of $18.6 million, the Company has concluded that its payment of such estimated amounts will not have a material effect on its financial position, results of operations or liquidity.

     In December 1996, Westar Capital, Inc. ("WCI"), a wholly owned subsidiary of Western Resources, Inc. and then a 27% shareholder of ADT, filed a complaint (as subsequently amended) in the US Courts against ADT, certain of its current and former directors, and one other. The complaint alleges, among other things, that ADT and its directors breached their fiduciary duties to WCI and ADT's other shareholders (a) by adopting and amending the Shareholder Rights Plan, and
(b) by issuing to Republic the Warrant. The complaint seeks a court order (a) directing ADT to redeem the Shareholder Rights Plan, and (b) declaring the Warrant issued to Republic null and void. The complaint also seeks unspecified damages, attorneys' fees and costs. Accordingly, an estimate of any potential loss or range of possible losses, if any, cannot be made. ADT and its board of directors believe that the allegations in WCI's complaint against ADT and its directors are without merit and intend to vigorously defend against them.

     In March 1997 Crandon Capital Partners ("CCP") filed a complaint in the US Courts against ADT and certain of its current and former directors, among others. The complaint was brought by CCP in a derivative capacity on behalf of ADT. The complaint alleges, among other things, that ADT's directors breached their fiduciary duties and wasted corporate assets in connection with (a) the granting of options to certain officers of ADT in 1996, (b) the implementation of the Shareholder Rights Plan, and (c) the issuance to Republic of the Warrant. The complaint seeks a court order directing ADT's directors to establish a system of internal controls to prevent repetition of the alleged breaches of fiduciary duty and corporate waste, and an unspecified amount of damages. Accordingly, an estimate of any potential loss or range of possible losses, if any, cannot be made. ADT and its directors believe that the allegations in CCP's complaint against ADT and certain of its directors are without merit and intend to vigorously defend against them.

     The Company is a defendant in a number of other pending legal proceedings incidental to present and former operations, acquisitions and dispositions. The Company does not expect the outcome of these proceedings either individually or in the aggregate to have a material adverse effect on its financial position, results of operations or liquidity.

                            TYCO INTERNATIONAL LTD.

18.  INVESTMENT IN AND LOANS TO ASSOCIATES:

                                                                         DECEMBER 31,
                                                                        --------------
                                                                        1996     1995
                                                                        ----     -----
                                                                        (IN MILLIONS)
        Vendor Note...................................................  $--      $83.9
        Shareholder Loan Notes........................................   --       13.9
                                                                        ---      -----
                                                                         --       97.8
        Less: unamortized discount....................................   --       (9.9)
                                                                        ---      -----
                                                                         --       87.9
        Investment in ordinary share capital..........................   --        0.9
                                                                        ---      -----
                                                                        $--      $88.8
                                                                        ===      =====

     In December 1995, the Company disposed of an interest in European Auctions to Integrated Transport Systems Limited ("ITS") (Note 20) for an aggregate consideration of $334.9 million.

     The aggregate consideration received by the Company on closing was comprised of cash of $235.1 million, $187.6 million aggregate principal amount at maturity of a subordinated deep discount zero coupon loan note issued by ITS maturing in March 2004 ("Vendor Note"), $31.1 million aggregate principal amount at maturity of subordinated deep discount zero coupon loan notes issued by ITS maturing in March 2004 ("Shareholder Loan Notes"), and a 43.1% interest in the ordinary share capital of ITS at an issue price of $2.0 million.

     The Vendor Note is a sterling loan note with an issue price of $83.9 million, reflecting a yield to maturity of 10.0% per annum, and was valued by the Company at $74.6 million. There are no periodic payments of interest. The Vendor Note is a subordinated, non-collateralized obligation of ITS and is transferable, under certain conditions, after December 1998. The discount on the Vendor Note of $9.3 million will be amortized on a basis linked to the yield to maturity over the life of the loan note as a credit to interest income, and represents the difference between the stated yield to maturity and the prevailing market yield to maturity of approximately 11.5% per annum, for similar types of loan notes at the time the Vendor Note was issued in December 1995. The interest yield and discount amortization for 1996 amounted to $8.6 million and $0.3 million, respectively.

     The Shareholder Loan Notes are transferable sterling loan notes with an issue price of $13.9 million, reflecting a yield to maturity of 10.0% per annum, and were valued by the Company at $13.3 million. There are no periodic payments of interest. The Shareholder Loan Notes are subordinated, non-collateralized obligations of ITS and are also subordinated to the Vendor Note.

     The aggregate fair market value of the Vendor Note and Shareholder Loan Notes at December 31, 1995 amounted to $87.9 million, and was based on discounting the loan notes at estimated current sterling interest rates on similar term financial instruments.

     The 43.1% interest in the ordinary share capital of ITS was valued and accounted for by the Company at $0.9 million.

     In February 1996 the Company disposed of its entire interest in Shareholder Loan Notes with an issue price of $13.9 million and valued by the Company at $13.3 million (net of unamortized discount of $0.6 million), and 33.1% of the ordinary share capital of ITS valued by the Company at $0.9 million, for an aggregate cash consideration of $15.4 million. The net gain arising on the transaction amounted to $1.2 million which was included in other income less expenses (Note 12(i)).

                            TYCO INTERNATIONAL LTD.

     As a result of the above transaction, the Company now holds a 10.0% interest in the ordinary share capital of ITS, valued and accounted for by the Company at a nominal amount, together with the Vendor Note, which at December 31, 1996 is included in long-term investments on the balance sheet and has been accounted for at its amortized cost (the fair market value of the Vendor Note at December 31, 1996 amounted to $89.7 million).

     The movement in the carrying value of investment in and loans to associates since January 1, 1995 has been as follows:

                                                                      1996       1995
                                                                     ------     ------
                                                                       (IN MILLIONS)
        At January 1...............................................  $ 88.8     $ 12.6
        Acquisitions...............................................      --       88.8
        Disposals..................................................   (14.2)     (12.6)
        Reclassifications..........................................   (74.6)        --
                                                                     ------     ------
        At December 31.............................................      --     $ 88.8
                                                                     ======     ======

     During 1995 the Company disposed of its entire equity investments in CGPS, a French unquoted company, and Microtech, a United Kingdom unquoted company, for an aggregate consideration of $8.6 million comprising cash of $7.8 million and notes receivable of $0.8 million. The net loss on disposal of $5.1 million, including $7.3 million relating to the write off of net unamortized goodwill and other intangibles and a $1.1 million charge relating to cumulative currency translation adjustments, was included in other income less expenses (Note 12(i)).

19.  RETIREMENT PLANS:

  Former Tyco Retirement Plans

     The Former Tyco has a number of noncontributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees. The Former Tyco's funding policy is to make annual contributions to the extent such contributions are tax deductible as actuarially determined. The benefits under the defined benefit plans are based on years of service and compensation.

     The net periodic pension cost for all defined benefit pension plans includes the following components:

                                                                        YEAR ENDED
                                                               ----------------------------
                                                                1996       1995       1994
                                                               ------     ------     ------
                                                                      (IN MILLIONS)
    Service cost.............................................  $ 13.3     $ 12.7     $ 12.5
    Interest cost............................................    33.2       28.7       26.7
    Actual return on assets..................................   (39.8)     (40.3)      (7.7)
    Net amortization and deferral............................     1.7       11.5      (19.4)
                                                               ------     ------     ------
    Net periodic pension cost................................  $  8.4     $ 12.6     $ 12.1
                                                               ======     ======     ======

                            TYCO INTERNATIONAL LTD.

     Accrued (prepaid) pension cost at December 31, 1996 for defined benefit plans is as follows:

                                                           ASSETS        ACCUMULATED
                                                           EXCEED         BENEFITS
                                                         ACCUMULATED       EXCEED
                                                          BENEFITS         ASSETS        TOTAL
                                                         -----------     -----------     ------
                                                                     (IN MILLIONS)
    Actuarial present value of accumulated benefit
      obligations:
      Vested...........................................     $357.6          $115.6       $473.2
      Non-vested.......................................        9.2            10.1         19.3
                                                            ------          ------       ------
    Total..............................................      366.8           125.7        492.5
    Effect of future salary increases..................        6.6             4.2         10.8
                                                            ------          ------       ------
    Projected benefit obligations......................      373.4           129.9        503.3
    Plan assets at fair value..........................      415.9            58.6        474.5
                                                            ------          ------       ------
    Plan assets (in excess of) less than projected
      benefit obligations..............................      (42.5)           71.3         28.8
    Unrecognized transition asset (liability)..........        0.2            (0.8)        (0.6)
    Unrecognized prior service cost....................       (1.8)           (6.8)        (8.6)
    Additional minimum liability.......................       --              10.6         10.6
    Unrecognized net (loss) gain.......................      (20.9)           (0.9)       (21.8)
                                                            ------          ------       ------
    Accrued (prepaid) pension cost.....................     $(65.0)         $ 73.4       $  8.4
                                                            ======          ======       ======

     1995 accrued (prepaid) pension cost for defined benefit plans is as follows:

                                                       ASSETS EXCEED      ACCUMULATED
                                                        ACCUMULATED        BENEFITS
                                                         BENEFITS        EXCEED ASSETS     TOTAL
                                                       -------------     -------------     ------
                                                                     (IN MILLIONS)
    Actuarial present value of accumulated benefit
      obligations:
      Vested.........................................      $230.7            $127.3        $358.0
      Non-vested.....................................         9.4               9.7          19.1
                                                           ------            ------        ------
    Total............................................       240.1             137.0         377.1
    Effect of future salary increases................         5.3               5.0          10.3
                                                           ------            ------        ------
    Projected benefit obligations....................       245.4             142.0         387.4
    Plan assets at fair value........................       266.7              79.1         345.8
                                                           ------            ------        ------
    Plan assets (in excess of) less than projected
      benefit obligations............................       (21.3)             62.9          41.6
    Unrecognized transition asset (liability)........         0.3              (1.0)         (0.7)
    Unrecognized prior service cost..................        (0.6)             (7.0)         (7.6)
    Additional minimum liability.....................        --                17.2          17.2
    Unrecognized net (loss) gain.....................       (19.3)             (6.9)        (26.2)
                                                           ------            ------        ------
    Accrued (prepaid) pension cost...................      $(40.9)           $ 65.2        $ 24.3
                                                           ======            ======        ======

     Pursuant to the provisions of SFAS 87, "Employers' Accounting for Pensions," the Former Tyco recorded, in other liabilities, an additional minimum pension liability adjustment of $10.6 million and $17.2 million as of December 31, 1996 and 1995, respectively, representing the amount by which the accumulated benefit obligation exceeded the fair value of plan assets plus accrued amounts previously recorded. The additional liability has been offset by an intangible asset, included in goodwill and other intangible assets, to

                            TYCO INTERNATIONAL LTD.

the extent of previously unrecognized prior service cost. The amount in excess of previously unrecognized prior service cost is recorded, net of the related deferred tax benefit, as a reduction of shareholders' equity in the amount of $2.5 million and $6.1 million at December 31, 1996 and 1995, respectively.

     In 1996, 1995 and 1994, the Former Tyco terminated certain defined benefit pension plans and distributed the plans' assets to the participants. Also in 1994, in connection with the sale of the European fire products businesses, there was a settlement of a pension plan in Germany. Gains and losses resulting from the above were not material.

     Of the total plan obligations in 1996, 49% relate to U.S. plans and 51% relate to non-U.S. plans (in 1995, 59% and 41%, respectively). The average discount rate used in determining the actuarial present value of the projected benefit obligation, weighted in relation to plan obligations, was 7.6% and 7.8%, respectively, at December 31, 1996 and 1995. The average rate of increase in future compensation levels was 4.8% and 5.1%, respectively, at December 31, 1996 and 1995. The weighted average long-term rate of return on assets was 10.0% and 10.2%, respectively, at December 31, 1996 and 1995. Plan assets are invested principally in equity and fixed income instruments.

     The Former Tyco also has several defined contribution plans. Pension expense for the defined contribution plans is computed as a percentage of participants' compensation and was $25.3 million, $18.0 million and $15.6 million for 1996, 1995 and 1994, respectively. During 1995, the Former Tyco established an unfunded Supplemental Executive Retirement Plan ("SERP"). This plan is nonqualified and restores the employer match that certain employees lose due to IRS limits on eligible compensation under the defined contribution plans. Expense related to the SERP was $1.7 million and $0.4 million in 1996 and 1995, respectively. The Former Tyco also participates in a number of multi-employer defined benefit plans on behalf of certain employees. Pension expense related to multi-employer plans was $2.0 million, $2.5 million and $6.7 million for 1996, 1995 and 1994, respectively.

     The Company generally does not provide post-retirement benefits other than pensions for its employees. Certain of the Former Tyco's acquired operations provide these benefits to employees who were eligible at the date of acquisition.

     Net periodic post-retirement benefit cost reflects the following components:

                                                                         YEAR ENDED
                                                                  -------------------------
                                                                  1996      1995      1994
                                                                  -----     -----     -----
                                                                        (IN MILLIONS)
    Service cost................................................  $ 0.2     $ 0.4     $ 0.4
    Interest cost...............................................    4.3       4.7       5.8
    Net amortization and deferral...............................   (3.0)     (2.9)     (1.3)
                                                                  -----     -----     -----
    Net periodic post-retirement benefit cost...................  $ 1.5     $ 2.2     $ 4.9
                                                                  =====     =====     =====

                            TYCO INTERNATIONAL LTD.

     The components of the accrued post-retirement benefit obligation, all of which are unfunded, are as follows:

                                                                         YEAR ENDED
                                                                      ----------------
                                                                       1996      1995
                                                                      ------     -----
                                                                       (IN MILLIONS)
        Accumulated post-retirement benefit obligation:
          Retirees..................................................   $43.7     $44.8
          Fully eligible active plan participants...................    11.1       9.5
          Other active plan participants............................     1.2       6.6
                                                                       -----     -----
                                                                        56.0      60.9
        Unrecognized prior service benefit..........................    16.5      23.9
        Unrecognized net gain.......................................    19.0      14.6
                                                                       -----     -----
        Accrued post-retirement benefit cost........................   $91.5     $99.4
                                                                       =====     =====

     For measurement purposes, in 1996 a 9.6% composite annual rate of increase in the per capita cost of covered health care benefits was assumed. The rate was assumed to decrease gradually to 5.0% by the year 2008 and remain at that level thereafter. The health care cost trend rate assumption may have a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by one percentage point would increase the accumulated post-retirement benefit obligation as of December 31, 1996 by $2.9 million and the aggregate of the service and interest cost component of net periodic post-retirement benefit cost for the year then ended by $0.3 million. The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 7.75%, 7.5% and 8.3% at December 31, 1996, 1995 and 1994, respectively.

     In fiscal 1994, the Company amended certain of its post-retirement health care programs, principally to adjust the cost-sharing provisions. The amendment resulted in a reduction of the Company's accumulated post-retirement benefit obligation of $27.8 million, which created an unrecognized prior service benefit. The unrecognized prior service benefit is being amortized over approximately 16 years.

  ADT Retirement Plans

     The Company operates various defined benefit pension plans designed in accordance with conditions and practices in the countries concerned. Contributions are based on periodic actuarial valuations which use the projected unit credit method of calculation and are charged to the consolidated statements of operations on a systematic basis over the expected average remaining service lives of current employees. The net pension expense is assessed in accordance with the advice of professionally qualified actuaries in the countries concerned or is based on subsequent formal reviews for the purpose.

     The Company's United States electronic security services operation has a non-contributory, funded, defined benefit pension plan covering substantially all of its employees.

     The Company has two contributory, funded, defined benefit pension plans in the United Kingdom covering substantially all salaried and non-salaried employees.

                            TYCO INTERNATIONAL LTD.

     Details of the most recent independent actuarial valuations or formal reviews are set out below:

  United States Plan

     The net pension expense for the United States plan included the following components:

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1996       1995       1994
                                                               ------     ------     ------
                                                                      (IN MILLIONS)
    Service cost-benefits earned during year.................  $  6.5     $  5.1     $  6.1
    Interest cost on projected benefit obligations...........    13.3       12.9       11.9
    Return on assets.........................................   (17.1)     (16.3)     (16.1)
    Net amortization and deferral............................     4.9       (0.8)       0.1
                                                               ------     ------     ------
    Net pension expense......................................  $  7.6     $  0.9     $  2.0
                                                               ======     ======     ======

     As a result of an early retirement plan implemented during 1996, a curtailment loss of $4.8 million is included in the net amortization and deferral component of net pension expense for the year ended December 31, 1996.

     The following table sets forth the actuarial present value of accumulated benefit obligations and funded status for the Company's United States plan:

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1996       1995
                                                                     ------     ------
                                                                       (IN MILLIONS)
        Accumulated benefit obligations, including vested benefits
          of $155.4 million (1995 -- $157.8 million)...............  $169.5     $164.4
                                                                     ======     ======
        Total projected benefit obligations........................   193.5      189.4
                                                                     ------     ------
        Plan assets at fair value, primarily stocks, bonds and
          money market funds.......................................   192.6      183.5
        Less: Unrecognized net gain................................   (28.1)     (15.4)
        Plus: Unrecognized prior service costs.....................     0.6        0.7
                                                                     ------     ------
                                                                      165.1      168.8
                                                                     ------     ------
        Net pension liability......................................  $ 28.4     $ 20.6
                                                                     ======     ======

     The actuarial assumptions for the expected long-term rate of return on plan assets, weighted average discount rate, and rate of increase of future compensation levels used in determining the actuarial present value of accumulated benefit obligations for 1996 were 10.0%, 7.5% and 4.0%, respectively (1995 -- 10.0%, 7.0% and 4.0%, respectively).

                            TYCO INTERNATIONAL LTD.

  United Kingdom Plans

     The aggregate net pension (income) expense for the United Kingdom plans included the following components:

                                                                  YEAR ENDED DECEMBER 31,
                                                                ---------------------------
                                                                 1996       1995      1994
                                                                ------     ------     -----
                                                                       (IN MILLIONS)
    Service cost-benefits earned during year..................  $  3.6     $  3.9     $ 5.0
    Interest cost on projected benefit obligations............     7.1        8.8       7.0
    Return on assets..........................................   (11.5)     (17.3)       --
    Net amortization and deferral.............................    (2.2)       6.8      (9.7)
                                                                ------     ------     ------
    Net pension (income) expense..............................  $ (3.0)    $  2.2     $ 2.3
                                                                ======     ======     ======

     As a result of the disposal of an interest in European Auctions a curtailment gain of $2.7 million is included in the net amortization and deferral component of net pension income for the year ended December 31, 1996.

     The following table sets forth the aggregate actuarial present value of accumulated benefit obligations and funded status for the Company's United Kingdom plans:

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1996       1995
                                                                     ------     ------
                                                                       (IN MILLIONS)
        Accumulated benefit obligations, including vested benefits
          of $92.8 million (1995 -- $82.4 million).................  $ 92.8     $ 82.4
                                                                     ======     ======
        Total projected benefit obligations........................   101.4       91.6
                                                                     ------     ------
        Plan assets at fair value, primarily stocks, bonds and
          money market funds.......................................   133.3      116.7
        Less: Unamortized net assets...............................   (13.0)      (6.1)
        Less: Unrecognized net gain................................   (12.1)     (21.1)
        Plus: Unrecognized prior service costs.....................      --        2.1
                                                                     ------     ------
                                                                      108.2       91.6
                                                                     ------     ------
        Net pension asset..........................................  $  6.8     $   --
                                                                     ======     ======

     The actuarial assumptions for the expected long-term rate of return on plan assets, weighted average discount rate, and rate of increase of future compensation levels used in determining the actuarial present value of accumulated benefit obligations for 1996 were 9.5%, 8.5% and 7.0%, respectively (1995 -- 9.0%, 8.3% and 6.5%, respectively.)

     The aggregate net pension expense for the year in respect of the United States and United Kingdom plans amounted to $4.6 million (1995 -- $3.1 million; 1994 -- $4.3 million).

     The Company's United States electronic security services operation sponsors an unfunded defined benefit post-retirement plan which covers both salaried and non-salaried employees and which provides medical and other benefits. This post-retirement health care plan is contributory, with retiree contributions adjusted annually.

                            TYCO INTERNATIONAL LTD.

     The net post-retirement benefit expense included the following components:

                                                                   YEAR ENDED DECEMBER 31,
                                                                  -------------------------
                                                                  1996      1995      1994
                                                                  -----     -----     -----
                                                                        (IN MILLIONS)
    Service cost................................................  $ 0.7     $ 0.5     $ 0.6
    Interest cost...............................................    2.5       2.4       2.3
    Net amortization and deferral...............................   (1.2)     (1.3)     (1.3)
                                                                  -----     -----     -----
    Net post-retirement benefit expense.........................  $ 2.0     $ 1.6     $ 1.6
                                                                  =====     =====     =====

     The following table sets forth the components of the plan's accumulated post-retirement benefit obligations and benefit liability:

                                                                        DECEMBER 31,
                                                                       ---------------
                                                                       1996      1995
                                                                       -----     -----
                                                                        (IN MILLIONS)
        Retirees.....................................................  $27.6     $22.8
        Fully eligible active plan participants......................    5.0       7.7
        Other active plan participants...............................    6.4       4.8
                                                                       -----     -----
        Accumulated post-retirement benefit obligations..............   39.0      35.3
        Less: Unrecognized net loss..................................   (5.3)     (3.3)
        Plus: Unrecognized prior service credit......................   14.5      15.8
                                                                       -----     -----
        Post-retirement benefit liability............................  $48.2     $47.8
                                                                       =====     =====

     During 1992 the Company adopted amendments to the plan that reduced benefits attributable to prior service. These amendments resulted in approximately a $20 million decrease in the obligation for benefits attributable to prior service. This decrease is being amortized as a reduction of plan costs on an actuarially calculated basis over a period of approximately twenty years beginning January 1992. Effective January 1995 the Company implemented a defined dollar benefit cap for all current and future retirees, regardless of age.

     The weighted average discount rate used in determining the accumulated post-retirement benefit obligations was 7.5% (1995 -- 7.0%).

20.  RELATED PARTY TRANSACTIONS:

     In December 1995 the Company entered into an agreement with Integrated Transport Systems Limited ("ITS"), a United Kingdom unquoted company, and its wholly owned subsidiaries Loanoption Limited and ITS Finance Limited, under which the Company disposed of an interest in European Auctions. (note 18)

     The aggregate consideration received by the Company on closing was comprised of cash of $235.1 million, $187.6 million Vendor Note with an issue price of $83.9 million and valued by the Company at $74.6 million, $31.1 million Shareholder Loan Notes with an issue price of $13.9 million and valued by the Company at $13.3 million, and a 43.1% interest in the ordinary share capital of ITS at an issue price of $2.0 million and valued by the Company at $0.9 million.

     In February 1996 the Company disposed of its entire interest in Shareholder Loan Notes and 33.1% of the ordinary share capital of ITS for an aggregate cash consideration of $15.4 million. As a result, the Company now holds a 10.0% interest in the ordinary share capital of ITS, valued and accounted for by the Company at a nominal amount, together with the Vendor Note which has been accounted for at its amortized cost.

                            TYCO INTERNATIONAL LTD.

     Mr. D.B. Hammond and Mr. T.J. Gibson are both directors of ITS. Mr. Hammond was, until April 1996, Deputy Chairman of ADT and Mr. Gibson was the Chief Executive Officer of ADT Auction Group Limited.

     Mr. Hammond and Mr. Gibson subscribed $10.4 million and $0.8 million, in total, respectively, to the capital of ITS and, as a result, were interested in Shareholder Loan Notes with issue prices of $9.4 million and $0.7 million, respectively, and 22.3% and 1.7%, respectively, of the ordinary share capital of ITS. Other senior management and employees of European Auctions subscribed $3.7 million to the capital of ITS and, as a group, were interested in Shareholder Loan Notes with an issue price of $3.3 million and 8.0% of the ordinary share capital of ITS. In addition, at closing, Mr. M.A. Ashcroft, who was, until July 1997, Chairman and Chief Executive Officer of ADT, subscribed $7.0 million to the capital of ITS and, as a result, was interested in Shareholder Loan Notes with an issue price of $6.3 million and 15.0% of the ordinary share capital of ITS, which interest he continues to hold. Mr. Ashcroft is not an officer or director of ITS or any of its subsidiaries and has no involvement in the day to day management of ITS or any of its subsidiaries.

     Upon the disposal by the Company of an interest in European Auctions, ADT share options held by directors and employees of European Auctions became immediately exercisable. ADT entered into arrangements with Mr. Gibson under which share options held by him at the time of the disposal by the Company of an interest in European Auctions were purchased by ADT for an aggregate economic value totaling $1.2 million, based on ADT's common share price on December 19, 1995, of which Mr. Gibson invested $0.8 million in the capital of ITS, referred to above. ADT also entered into similar arrangements with other senior management and employees of European Auctions under which ADT purchased share options held by them for an aggregate economic value totaling $0.6 million, in order to enable them to invest in the capital of ITS. In addition, in order to further enable Mr. Hammond to invest in the capital of ITS, ADT purchased from him share options with an aggregate economic value totaling $1.1 million, based on ADT's common share price on December 19, 1995, which would otherwise have been exercisable in March 1996.

     Upon the disposal by the Company of an interest in European Auctions, Mr. Gibson received a severance payment of $0.3 million and other senior management and employees of European Auctions, as a group, received severance payments totaling $0.4 million.

     A company controlled by Mr. Ashcroft made non-collateralized loans to Mr. Hammond, or companies controlled by him, of an aggregate of $7.8 million, solely for the purpose of enabling Mr. Hammond or these companies to invest in the capital of ITS.

     The cash consideration paid to the Company on closing was obtained by the ITS group through the subscription of $26.5 million in the capital of ITS and approximately $209.7 million through the drawdown of sterling term loans under a bank credit agreement entered into between the ITS group and a group of banks. The bank credit agreement has a term of seven years and obligations thereunder are guaranteed and collateralized by a first priority pledge of the shares and assets of all the companies comprising European Auctions and the ITS group.

     At closing, the Company entered into an agreement with the ITS group whereby the Company granted to ITS and its subsidiaries permission to use the ADT name and certain trademarks for a period of up to three years for a total cash consideration, paid at closing, of $0.6 million.

     At closing, the Company entered into an option agreement with Mr. Ashcroft which, if exercised, would have required Mr. Ashcroft to purchase from the Company, for cash fifty days after closing, Shareholder Loan Notes with an issue price of up to $8.2 million and up to 19.6% of the ordinary share capital of ITS. In addition, at closing, ITS entered into an agreement with the Company and Mr. Ashcroft under which ITS agreed to use its reasonable efforts, for a forty-five day period after closing, to find unrelated third party investors to purchase Shareholder Loan Notes and ordinary share capital of ITS from the Company and Mr. Ashcroft, and under which the Company and Mr. Ashcroft agreed to certain voting restrictions in respect

                            TYCO INTERNATIONAL LTD.

of their holdings of the ordinary share capital of ITS as described below. In February 1996 the Company and Mr. Ashcroft agreed that the mutual obligations under the option agreement be released.

     At December 31, 1995 the Company's investment in the ordinary share capital of ITS was accounted for as an unconsolidated subsidiary under temporary control, due to an agreement between ITS, the Company and Mr. Ashcroft limiting the voting rights of each of the Company and Mr. Ashcroft to 15.0% of the voting rights of ITS and due to the fact that Mr. Hammond did not seek re-election to the board of directors of ADT at the 1996 annual general meeting. Accordingly, at December 31, 1995 the equity method of accounting was used in the consolidated financial statements, and the Vendor Note and Shareholder Loan Notes were accounted for at their amortized cost.

     An opinion regarding the fair value of the transactions described above was provided to the independent non-executive directors of ADT by a leading European investment banking firm and the transactions were approved unanimously by the independent non-executive directors of ADT.

                            TYCO INTERNATIONAL LTD.

21.  CONSOLIDATED SEGMENT DATA:

     Selected information by industry segment is presented below.

                                                           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
                                                             1996           1995           1994
                                                           --------       --------       --------
                                                                       (IN MILLIONS)
Sales:
  Disposable and specialty products......................  $2,001.0       $1,819.7       $1,575.3
  Fire and safety services...............................   3,694.9        3,054.3        2,779.2
  Flow control products..................................   1,250.9        1,014.4          914.4
  Electrical and electronic components...................     479.0          430.1          436.9
                                                           --------       --------       --------
                                                           $7,425.8       $6,318.5       $5,705.8
                                                           ========       ========       ========
Operating (loss) income:
  Disposable and specialty products......................  $  358.9(1)    $  331.4       $  254.4
  Fire and safety services...............................    (632.7)(2)      217.1(3)       213.5(5)
  Flow control products..................................     125.3           90.4           74.1
  Electrical and electronic components...................      89.0           76.4           72.5
  Corporate and other expenses...........................     (43.4)         (66.2)(4)      (17.9)
                                                           --------       --------       --------
                                                           $ (102.9)      $  649.1       $  596.6
                                                           ========       ========       ========
Total Assets:
  Disposable and specialty products......................  $1,961.3       $1,281.7       $1,696.6
  Fire and safety services...............................   4,343.1        4,238.1        3,741.4
  Flow control products..................................   1,216.0        1,030.4          861.4
  Electrical and electronic components...................     283.9          165.6          178.3
  Corporate assets.......................................     124.2           85.4           79.2
                                                           --------       --------       --------
                                                           $7,928.5       $6,801.2       $6,556.9
                                                           ========       ========       ========
Depreciation and Amortization:
  Disposable and specialty products......................  $   67.8       $   65.3       $   64.1
  Fire and safety services...............................     254.0          254.3          239.1
  Flow control products..................................      47.8           41.9           39.4
  Electrical and electronic components...................      11.7           11.0           11.3
  Corporate..............................................      15.5            8.6            4.0
                                                           --------       --------       --------
                                                           $  396.8       $  381.1       $  357.9
                                                           ========       ========       ========
Capital Expenditures:
  Disposable and specialty products......................  $   90.5       $   78.2       $   49.4
  Fire and safety services...............................     362.0          318.4          277.1
  Flow control products..................................      41.6           36.6           33.9
  Electrical and electronic components...................       9.7           10.9           11.7
  Corporate..............................................       1.3            0.7            0.3
                                                           --------       --------       --------
                                                           $  505.1       $  444.8       $  372.4
                                                           ========       ========       ========

---------------
(1) Includes a charge of $13.0 million related to the impairment of long-lived assets in ADT's vehicle auction services operations.

                            TYCO INTERNATIONAL LTD.

(2) Includes charges of $731.7 million related to the impairment of long-lived assets and $232.5 million relating to restructuring and other non-recurring items in ADT's electronic security services operations, $4.8 million related to restructuring and other non-recurring items in ADT's corporate operations and $12.9 million related to professional and other transaction costs in connection with the ASH merger, ADT's terminated merger with Republic and refinancing costs incurred by ASH prior to its merger with ADT.

(3) Includes charges of $21.4 million related to restructuring and other non-recurring items in ADT's electronic security services operations and $12.8 million related to restructuring and other non-recurring items in ADT's corporate operations.

(4) Includes a charge of $37.2 million related to professional and other transaction costs in connection with the Kendall merger.

(5) Includes a charge of $4.5 million related to restructuring and other non-recurring items in ADT's corporate operations.

22.  CONSOLIDATED GEOGRAPHIC DATA:

     Selected information by geographic area is presented below.

                                                                 AT OR FOR THE YEAR ENDED
                                                                       DECEMBER 31,
                                                             --------------------------------
                                                               1996        1995        1994
                                                             --------    --------    --------
                                                                      (IN MILLIONS)
    Sales:
      Americas (primarily U.S.)............................  $5,403.7    $4,513.5    $4,133.5
      Europe...............................................   1,361.1     1,312.3     1,196.1
      Asia-Pacific.........................................     661.0       492.7       376.2
                                                             --------    --------    --------
                                                             $7,425.8    $6,318.5    $5,705.8
                                                             ========    ========    ========
    Operating (loss) income:
      Americas (primarily U.S.)............................  $  100.9    $  555.3    $  501.7
      Europe...............................................    (234.5)       76.4        83.5
      Asia-Pacific.........................................      30.7        17.4        11.4
                                                             --------    --------    --------
                                                             $ (102.9)   $  649.1    $  596.6
                                                             ========    ========    ========
    Total Assets:
      Americas (primarily U.S.)............................  $5,887.5    $4,736.7    $4,402.4
      Europe...............................................   1,516.1     1,658.1     1,804.6
      Asia-Pacific.........................................     400.7       321.0       270.7
      Corporate assets.....................................     124.2        85.4        79.2
                                                             --------    --------    --------
                                                             $7,928.5    $6,801.2    $6,556.9
                                                             ========    ========    ========

                            TYCO INTERNATIONAL LTD.

23.  SUPPLEMENTARY BALANCE SHEET INFORMATION:

                                                                     DECEMBER 31,
                                                                -----------------------
                                                                  1996          1995
                                                                ---------     ---------
                                                                     (IN MILLIONS)
        Inventories:
          Purchased materials and manufactured parts..........  $   229.9     $   170.0
          Work in process.....................................      138.6         112.3
          Finished goods......................................      435.9         347.9
                                                                ---------     ---------
                                                                $   804.4     $   630.2
                                                                =========     =========
        Property, Plant and Equipment:
          Land................................................  $   192.3     $   173.7
          Buildings...........................................      486.0         384.7
          Subscriber systems..................................    1,977.5       1,874.0
          Machinery and equipment.............................    1,309.2         983.7
          Leasehold improvements..............................       61.0          51.8
          Construction in progress............................       99.2          46.2
          Accumulated depreciation............................   (1,687.4)     (1,284.3)
                                                                ---------     ---------
                                                                $ 2,437.8     $ 2,229.8
                                                                =========     =========
        Accrued payroll and payroll related costs.............  $   153.1     $   119.2
                                                                =========     =========

24.  SUPPLEMENTARY INCOME STATEMENT INFORMATION:

                                                                   YEAR ENDED DECEMBER 31,
                                                                  -------------------------
                                                                  1996      1995      1994
                                                                  -----     -----     -----
                                                                        (IN MILLIONS)
    Research and development....................................  $33.4     $34.2     $35.8
    Advertising.................................................   90.9      95.1      79.0

25.  SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                             YEAR ENDED DECEMBER 31, 1996
                                                 -----------------------------------------------------
                                                  1ST(1)      2ND(2)(3)     3RD(2)(3)     4TH(3)(4)(5)
                                                 --------     ---------     ---------     ------------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
Sales..........................................  $1,668.9     $1,794.5      $1,907.1        $2,055.3
Gross profit...................................     537.3         59.4         605.1           637.3
(Loss) income before extraordinary item........    (626.1)       124.9         106.3            56.3
Net (loss) income..............................    (626.1)       123.7         101.7            53.7
(Loss) income per share before extraordinary
  items........................................     (2.87)        0.56          0.48            0.25
Net (loss) income per share....................     (2.87)        0.56          0.45            0.24

                            TYCO INTERNATIONAL LTD.

                                                             YEAR ENDED DECEMBER 31, 1995
                                                    ---------------------------------------------------
                                                      1ST        2ND(3)(6)     3RD(3)      4TH(3)(4)(7)
                                                    --------     --------     --------     ------------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
Sales.............................................  $1,487.6     $1,546.1     $1,579.1     $1,705.7
Gross profit......................................     481.1        492.4        501.4        539.9
Income before extraordinary item..................      78.0         36.9         91.0         41.7
Net income........................................      78.0         34.3         83.0         39.9
Income per share before extraordinary item........      0.36         0.17         0.42         0.19
Net income per share..............................      0.36         0.16         0.38         0.18

---------------
(1) Includes a charge of $744.7 million related to the impairment of long-lived assets.

(2) Includes a charge of $0.4 million the second quarter and $10.9 million in the third quarter related to professional and other transaction costs arising in connection with the merger of ADT and ASH and the terminated merger with Republic.

(3) Extraordinary items principally were comprised of losses on repayment and the write off of net unamoritized deferred refinancing costs relating to the early extinguishment of debt.

(4) Includes a charge of $237.3 million in 1996 and $34.2 million in 1995 related to restructuring and other non-recurring charges in ADT's electronic security services and corporate operations.

(5) Includes a net gain arising from the sale of the Company's investment on Limelight Group plc of $54.4 million and a net gain on litigation settlement with BDO of $65.0 million.

(6) Includes a charge of $37.2 million related to professional and other transaction costs arising in connection with the merger of Former Tyco and Kendall.

(7) Includes a net loss of $65.8 million arising on the disposal of an interest in European Auctions and a net gain of $31.4 million arising on the disposal of the Company's entire European electronic article surveillance business.

26.  SUBSEQUENT EVENTS:

     In January 1997 the Former Tyco acquired all of the outstanding shares of ElectroStar, Inc. ("ElectroStar"). ElectroStar, a leading manufacturer of complex printed circuit boards, has annual revenues of approximately $70 million. Also in January 1997 the Former Tyco acquired the Sempell Valve Group, a manufacturer and servicer of specialty valves used in industrial and power generation applications with annual revenues of approximately $130 million. In February 1997 the Former Tyco acquired American Tube and Pipe Co., Inc., a manufacturer of steel pipe and tubing for the fire protection and fence markets and steel studs/trusses for the residential and commercial construction markets with annual revenues of approximately $120 million. These purchases were made utilizing cash on hand as well as borrowings under the Company's uncommitted lines of credit. The acquisitions, which had an aggregate purchase price of approximately $266 million, will be accounted for as purchases.

     In January 1997 the Former Tyco filed a shelf registration to enable it to offer from time to time unsecured debt securities or shares of common stock, or any combination of the foregoing, at an aggregate initial offering price not to exceed $900 million. In March and April 1997 the Former Tyco sold an aggregate of 11.5 million shares of common stock off the shelf at $57.75 per share. The net proceeds from the sale of $645.2 million were used to repay indebtedness incurred for previous acquisitions.

     In April 1997, the Former Tyco entered into an agreement with AT&T to acquire its submarine systems business ("SSI") for approximately $850 million in cash. SSI is a world leader in the design, development, manufacture, supply, installation, and maintenance of undersea fiber optic telecommunication cable systems, with expected calendar 1997 revenues of approximately $1 billion. The acquisition, which was consummated

                            TYCO INTERNATIONAL LTD.

in July 1997, will be accounted for as a purchase. The Company has increased its bank credit facilities which were used to partially fund the purchase of SSI.

     In May 1997, the Former Tyco entered into a definitive merger agreement for the acquisition of INBRAND Corporation ("INBRAND") in a stock for stock transaction valued at approximately $320 million. INBRAND, with annual revenues of $240 million, manufactures and distributes adult incontinence products, as well as feminine hygiene products and disposable baby diapers, to hospitals, retail outlets and alternate care sites throughout North America and Europe. The acquisition, which will be accounted for as a pooling of interests, will be structured with INBRAND shareholders receiving 0.43 of a Company share for each share of INBRAND common stock outstanding. According to publicly filed documents, as of May 12, 1997, INBRAND has 11.8 million shares of common stock outstanding. The transaction is contingent upon customary regulatory review and approval by the INBRAND shareholders and is expected to be consummated in September 1997.

     In May 1997, the Former Tyco entered into a definitive merger agreement for the acquisition of Keystone International, Inc. ("Keystone") in a stock for stock transaction valued at approximately $1.2 billion. Keystone, with annual revenues of approximately $700 million, designs, manufactures and markets on a worldwide basis, industrial valves, actuators and accessories used to control the flow of liquids, gases and solid materials. Keystone products are sold to the food and beverage, water and sewage, petroleum production and refining, natural gas, chemical, power, and pulp and paper industries. The transaction, which will be accounted for as a pooling of interests, will be structured with Keystone shareholders receiving 0.54183 of a Company share for each share of Keystone common stock outstanding. According to publicly filed documents, as of May 1, 1997, Keystone had 35.6 million shares of common stock outstanding. The exchange ratio may be adjusted depending on the trading value of the Company's shares. The transaction is contingent upon customary regulatory review and approval by the Keystone shareholders and is expected to be consummated in September 1997.

     The Company reviews acquisition opportunities in the ordinary course of its business, some of which may be material and some of which are currently under investigation, discussion or negotiation.

     In May 1997, a Tyco subsidiary entered into a 60 million pounds sterling term loan, due in March 1998, with a bank to refinance certain intercompany loans with external debt. Interest rates under this term loan are substantially the same as those under the Company's $300 million credit agreement.

     In June 1997, the Company entered into a new $1.75 billion credit agreement, consisting of a $500 million five-year revolving credit facility, a $750 million 364-day revolving credit facility and a $500 million bridge credit facility (expiring in December 1997) with a group of commercial banks and simultaneously canceled its existing $300 million credit agreement. Interest rates and financial and operating covenants under the new facilities are substantially the same as those under the canceled credit agreement. In July 1997, the Company borrowed $600 million under the new credit agreement at a weighted average interest rate of 5.92% to partially fund the SSI acquisition discussed above. Also in July 1997 the Company borrowed $800 million under the new credit agreement to fund the debt tenders discussed below.

     In July 1997 the Company tendered for its $145,000,000 8.125% public notes due 1999, $250,000,000 8.25% senior notes due 2000, $294,085,000 9.25% senior subordinated notes due 2003 and $200,000,000 9.5% public debentures due 2022. 92.8% of the 8.125% notes, 96.2% of the 8.25% notes, 95.2% of the 9.25% notes and 75.5% of the 9.5% debentures were tendered. The Company will pay an aggregate amount, including accrued interest, of approximately $900.8 million to the note holders, of which $800.0 million was financed from the new credit agreement discussed above.